Exhibit (a)(1)(a)

LATTICE SEMICONDUCTOR CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of the prospectuses relating to the Lattice Semiconductor Corporation

1996 Stock Incentive Plan and the 2001 Stock Plan covering

 securities that have been registered under the Securities Act of 1933.

February 13, 2003

LATTICE SEMICONDUCTOR CORPORATION

Offer to Exchange Certain
Outstanding Options for New Options

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Time, on March 14, 2003 unless we extend them.

By this offer, we are giving you the opportunity to exchange all of your outstanding options that have exercise prices equal to or greater than $12.00 per share, whether vested or unvested, granted under either our 1996 Stock Incentive Plan or our 2001 Stock Plan, for new options.  If you elect to exchange one or more of your eligible options, you must also exchange all options granted to you on or after August 13, 2002, regardless of the exercise price.  You may participate in this offer if you are an employee of Lattice Semiconductor Corporation or one of our subsidiaries.  Our non-employee directors are not eligible to participate in this offer.

If you participate in this offer, the options that you exchange pursuant to this offer will be exchanged for new options, subject to the terms set forth in this offer.  Your new option will cover four (4) shares of our common stock for every seven (7) shares covered by an option that you elect to exchange, rounded up to the nearest whole share.

We will grant the new options on the first business day that is at least six months and one day after the date on which we cancel the exchanged options.  We refer to this date as the new option grant date.  We expect the new option grant date to be September 18, 2003.  Each new option will be subject to a new two year vesting schedule that will begin on the new option grant date.  The exercise price of the new options will be equal to the closing price of our common stock on the Nasdaq National Market on the new option grant date.  However, the exercise price of the new options granted to those employees who are residents of Italy may be higher due to local laws.

Our common stock is quoted on the Nasdaq National Market under the symbol “LSCC.”  On February 12, 2003, the closing price of our common stock was $6.91 per share.  You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 12 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you wish to participate in this offer, you must complete and sign the attached election form, and deliver it via facsimile (fax number (503) 268-8116) or hand delivery to the Stock Option Administrator, Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421 before 5:00 p.m., Pacific Time, on March 14, 2003.  Only responses that are complete, signed and actually received by the Stock Option Administrator by the deadline will be accepted.

Neither the U.S. Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer.  Any representation to the contrary is a criminal offense.

You should direct questions about this offer to Bob Adam, Manager – Payroll and Benefits, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421, telephone number (503) 268-8675, or to Terry Dols, Vice President – Human Resources, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421, telephone number (503) 268-8120.

Offer to Exchange dated February 13, 2003.

You should rely on the information contained in this offer.  We have not authorized anyone to provide you with different information.  We are not making an offer of the new options in any jurisdiction where the offer is not permitted.  However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.  You should not assume that the information provided in this offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.  This offer summarizes various documents and other information.  These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer.  You should carefully read this entire offer, the accompanying memorandum from our Chairman and Chief Executive Officer, Cyrus Y. Tsui, dated February 13, 2003, the list of frequently asked questions and the election and withdrawal forms together with their associated instructions.  This offer is made subject to the terms and conditions of these documents as they may be amended.  The information in this summary is not complete.  Additional important information is contained in the remainder of this offer and the other offer documents.  We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.  References in this offer to “Lattice”, “we”, “us” or “our” refer to Lattice Semiconductor Corporation.

Q1.                               What is the offer?

A1.                                This offer is a voluntary opportunity for eligible employees to exchange outstanding options for new options.  The following is a brief summary of the terms of this offer:

Eligible Employees

•                  Each person who is an employee of Lattice or one of our subsidiaries on the date of this offer who remains an employee through the cancellation date is eligible to exchange outstanding options for new options.

Eligible Options

•                  All outstanding options with exercise prices equal to or greater than $12.00 per share that have been granted under our 1996 Stock Incentive Plan or our 2001 Stock Plan are eligible for exchange.

•                  If you elect to exchange one or more of your eligible options, you must also exchange all options granted on or after August 13, 2002, regardless of the exercise price.  (Section 2)

Exchange Ratio

•                  Exchanged options will be replaced with new options at an exchange ratio of four (4) new options for every seven (7) exchanged options.  (Section 2)

For purposes of this offer, including the exchange ratios, the term “option” refers to an option to purchase one share of Lattice common stock.

New Options

•                  New options will be granted on the first business day that is at least six months and one day after the cancellation date.  We refer to this date as the new option grant date.  We expect that the new option grant date will be September 18, 2003.

•                  All new options will be nonstatutory stock options.

Exercise Price of the New Options

•                  The exercise price of new options will be equal to the closing price of our common stock on the Nasdaq National Market on the new option grant date.  Notwithstanding the foregoing, if you are a resident of Italy, your exercise price will be determined as described in Schedule K.  (Section 9)

Vesting and Exercisability of New Options

•                  The vesting schedule of each new option will be as follows:  12.5% of the shares subject to the new option will vest every three months, with the vesting to commence on the new option grant date, subject to your continued employment with Lattice or one of our subsidiaries. (Section 9)

Terms Used in This Offer

•                  “offering period” refers to the period from the commencement of this offer to the expiration date.  The offering period will commence on February 13, 2003 and end on March 14, 2003, unless we extend the offering period.

•                  “exchanged options” refers to all options that you exchange pursuant to this offer.

•                  “new options” refers to the options issued pursuant to this offer that replace your exchanged options.

•                  “expiration date” refers to the time and date that this offer expires.  The expiration date will be March 14, 2003 at 5:00 p.m., Pacific Time, unless we extend the offering period.  If we extend the offering period, the term “expiration date” will refer to the time and date at which the extended offering period expires.

•                  “cancellation date” refers to the first business day after the expiration date.  This is the date when exchanged options will be cancelled.  The cancellation date will be March 17, 2003, unless we extend the offering period.  If we extend the offering period, then the cancellation date will be similarly extended.

•                  “new option grant date” refers to the first business day that is at least six months and one day after the cancellation date.  This is the date when new options will be granted.  We expect that the new option grant date will be September 18, 2003.  However, if we extend the offering period, then the new option grant date will be similarly extended.

Q2.                               How do I participate in this offer?

A2.                                If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on March 14, 2003:

1.                    Properly complete and sign the election form provided by Lattice.

2.              Deliver the completed and signed election form, either via facsimile (fax number: (503) 268-8116) or by hand delivery, to the Stock Option Administrator, Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421.

This is a one-time offer, and we will strictly enforce the offering period and expiration date.  We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.  (Section 4)

We may extend the offering period.  If we extend the offering period, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk.  We intend to confirm the receipt of your election form and/or any withdrawal form within two (2) business days.  If you have not received a confirmation, you must confirm that we have received your election form and/or any withdrawal form.

Q3.                               Why is Lattice making this offer?

A3.                                We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value.  We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success.  Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock.  These options are commonly referred to as being “underwater.”  By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value.

This offer is also designed to decrease Lattice’s option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding.  The exchange ratio used in this offer is designed to help accomplish this goal.  (Section 3)

Q4.                               What securities are we offering to exchange?

A4.                                We are offering to exchange all outstanding, unexercised options with exercise prices equal to or greater than $12.00 per share held by eligible employees that have been granted under either our 1996 Stock Incentive Plan or our 2001 Stock Plan.  In exchange, we will grant new options under the 1996 Stock Incentive Plan.  Options to purchase our common stock granted under plans other than the 1996 Stock Incentive Plan and our 2001 Stock Plan are not eligible for exchange.  If you elect to participate in the offer, then you must ALSO exchange all options that we have granted to you on or after August 13, 2002, even if those options have exercise prices below $12.00 per share.  (Section 2)

Q5.                               Who may participate in this offer?

A5.                                You may participate in this offer if you are an employee of Lattice or one of our subsidiaries on the date this offer commences and you remain an employee through the cancellation date.  Non-employee members of our board of directors may not participate.  To receive a new option, you must remain an employee of Lattice or one of our subsidiaries through the new option grant date.  (Section 1)

Q6.                               If I am on an approved leave of absence or absent from work due to illness or disability am I still eligible to participate in this offer?

A6.                                If you are an employee of Lattice or one of our subsidiaries and you are on an approved leave of absence or you are absent from work due to an illness or disability, you will be eligible to participate in this offer as long as you remain an employee through the cancellation date.  To receive a new option, you must remain an employee of Lattice or one of our subsidiaries through the new option grant date.

Q7.                               Am I required to participate in this option exchange?

A7.                                No.  Participation in this offer is completely voluntary. (Section 2)

Q8.                               If I elect to exchange an eligible option grant do I have to elect to exchange all of the shares covered by that option grant?

A8.                                Yes.  We are not accepting partial tenders of individual option grants.  However, you may elect to exchange the remaining portion of any option that you have partially exercised.  Accordingly, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to a particular grant or none of the shares for that particular grant.  For example and except as otherwise described in this offer, if you hold (1) an eligible option to purchase 1,000 shares at an exercise price of $20.00 per share, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares at an exercise price of $25.00 per share, and (3) an eligible option to purchase 2,000 shares at an exercise price of $30.00 per share, you may elect to exchange:

•                  your first option covering 300 remaining unexercised shares,

•                  your second option covering 1,000 shares,

•                  your third option covering 2,000 shares,

•                  two of your three options,

•                  all three of your options, or

•                  none of your options.

These are your only choices in this example.  You may not elect, for example, to exchange your first option with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.  (Section 2)

Q9.                               How many new options will I receive for the options that I exchange?

A9.                                Exchanged options will be replaced with new options at an exchange ratio of four (4) new options for every seven (7) exchanged options.  Fractional options will be rounded up to the nearest whole option. (Section 2)

The number of new options that you receive will be adjusted if there are any changes in our capitalization, such as stock splits, combinations, subdivisions, stock dividends, reclassifications or other similar events, that occur after the cancellation date but before the new option grant date.  (Section 2)

All new options will be nonstatutory stock options.  (Sections 2 and 6)

Q10.                        Why isn’t the exchange ratio simply one-for-one?

A10.                          Our stock option exchange program must balance the interests of both employees and stockholders.  The exchange ratio selected for this offer will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution.  (Section 3)

Q11.                        What will be the exercise price of my new options?

A11.                          The exercise price per share of the new options will be the closing price of our common stock on the  Nasdaq National Market on the new option grant date, which is expected to be September 18, 2003.

Notwithstanding the foregoing, if you are a resident of Italy, your exercise price will be determined as described in Schedule  K.

We cannot predict the exercise price of the new options.  Because we will grant new options on the first business day that is at least six months and one day after the cancellation date, the new options may have a higher exercise price than some or all of your current options.  (Section 9)

Q12.                        Are there any restrictions on when I can exercise any of the new options that are granted to me?

A12.                          Yes.  You cannot exercise your new options until they vest.  Also, if you are a non-U.S. resident, certain additional restrictions may apply.  Please refer to Schedules D through Q for details regarding your specific country.

Q13.                        When will my new options vest?

A13.                          Each new option will have a new two year vesting schedule that will begin on the new option grant date.  Pursuant to the new vesting schedule, 12.5% of the shares subject to the new option will vest and become exercisable on the date three months from the new option grant date and 12.5% of the shares subject to the new option will vest and become exercisable every three months thereafter, subject to your continued employment with Lattice or one of our subsidiaries through each relevant vesting date.  (Section 9)

Q14.                        Are there circumstances under which I would not be granted new options?

A14.                          Yes.  If, for any reason, you are no longer an employee of Lattice or one of our subsidiaries on the new option grant date, you will not receive any new options.  This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled.  Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice.  (Section 1)

Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable laws.  For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules or the laws of a non-U.S jurisdiction.  We do not anticipate any such prohibitions at this time.  (Section 13)

Q15.                        When will my exchanged options be cancelled?

A15.                          Your exchanged options will be cancelled on the first business day following the expiration date.  We refer to this date as the cancellation date.  We expect that the cancellation date will be March 17, 2003, unless the offering period is extended.  (Section 6)

Q16.                        Once I surrender my exchanged options, is there anything I must do to receive the new options?

A16.                          To receive new options, you must be employed by Lattice or one of our subsidiaries through the new option grant date.

As discussed above, we will grant new options on the first business day that is at least six months and one day after the cancellation date.  We expect that the new option grant date will be September 18,

2003.  If, for any reason, you do not remain employed by Lattice or one of our subsidiaries through the new option grant date, you will not receive any new options or other compensation in exchange for your exchanged options.  Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment remains “at will” and can be terminated by you or us at any time, with or without cause or notice.  (Section 1)

Q17.                        When will I receive my new options?

A17.                          We will send you a promise to grant stock options promptly after the cancellation date.  The promise to grant stock options represents our commitment to grant you a new option on the new option grant date, provided that you remain employed by Lattice or one of our subsidiaries through the new option grant date.

We will grant the new options on the new option grant date.  The new option grant date will be the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange.  We will not grant the new options before the new option grant date.  We expect the new option grant date will be September 18, 2003.  If the offering period is extended, the new option grant date will be similarly extended.  (Section 6)

Q18.                        Why do I have to exchange options granted on or after August 13, 2002, if I choose to participate?

A18.                          Under current accounting rules, options that were granted during the six-month period before this offer commenced and the six-month period after the cancellation date could be viewed as “replacement” options for the exchanged options.  As such, accounting rules would require unfavorable accounting treatment for these replacement options.  (Section 12)

Q19.                        What evidence will I have of Lattice’s promise to grant new options to me on the new option grant date?

A19.                          Lattice will deliver to you a written promise to grant the new options to you on the new option grant date.  Lattice will deliver the written promise to you promptly after the cancellation date.  (Section 6)

Q20.                        Why won’t I receive my new options immediately after the expiration date of the offer?

A20.                          Accounting rules prohibit us from granting you new options for a period of six months and one day after the cancellation date, without significant adverse consequences to Lattice.  (Section 12)

Q21.                        Can I exchange shares of Lattice common stock that I acquired upon exercise of Lattice options or through the Lattice ESPP?

A21.                          No.  This offer relates only to outstanding Lattice options.  You may not exchange shares of Lattice common stock in this offer.  (Section 2)

Q22.                        If I participate in this offer, may I receive other option grants before I receive my new options?

A22.                          No.  If you participate in this offer, you will not receive any other option grants before the new option grant date.  Accounting rules prohibit us from granting additional options for a period of six months and one day after the cancellation date, without significant adverse consequences to Lattice.  (Sections 6 and 12)

Q23.                        If I do not participate in this offer, may I receive any option grants between now and the new option grant date?

A23.                          We have no current plans to grant options to employees except in connection with this offer and in connection with newly hired employees.  Therefore, you should not expect to receive any option grants between now and the new option grant date if you decide not to participate in this offer.  In addition, although we have made annual option grants to our existing employees in the past, we do not currently intend to grant additional options to our employees this year, other than in connection with this offer and to newly hired employees.  (Section 6)

Q24.                        Is this a repricing of options?

A24.                          No.  This is a stock option exchange offer.  The Financial Accounting Standards Board has issued rules that result in unfavorable accounting consequences for companies that reprice options.  If we repriced your options, our potential for profitability in the future would be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of our common stock underlying the repriced options.  (Section 12)

Q25.                        Why can’t you just grant me additional options?

A25.                          Granting additional options covering the same aggregate number of shares of common stock as the outstanding eligible options would have a negative impact on our dilution.  Further, Lattice does not have authority to grant a sufficient number of stock options to make grants to employees that would achieve the same benefits to employees and stockholders that this program does, while allowing Lattice to maintain the flexibility it needs to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees.  We believe this program is in the best interests of our employees and stockholders to incent our employees with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants.  (Section 3)

Q26.                        Will I be required to give up all of my rights under the cancelled options?

A26.                          Yes.  Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options.  This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled.  We intend to cancel all exchanged options on the first business day following the expiration date.  We refer to this date as the cancellation date.  We expect that the cancellation date will be March 17, 2003.  (Section 6)

Q27.                        Will the terms and conditions of my new options be the same as my exchanged options?

A27.                          The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but, except as described in this offer, such changes generally will not be substantially different from your existing rights. (Section 9)

Q28.                        What if Lattice is acquired by another company?

A28.                          At this time, we are not anticipating being acquired.  However, if Lattice were to be acquired between the time of the cancellation date and the new option grant date, then the acquiror must grant the new option under the same terms as provided in this offer.  The type of stock and the number of shares covered by each new option would be determined in the same way as the consideration received by outstanding option holders would be determined at the time of the acquisition.  Such new option would generally have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date.  As a result of this adjustment, you could receive options for more or fewer shares of the acquiror’s common stock than the number of options you would have received if no acquisition had occurred.  In addition, if you are located outside of the U.S., the new grant may not be able to be made to you by the acquiror or the terms and conditions of the new option may vary from what is described in this offer.  (Section 9)

Q29.                        What happens to my options if I choose not to participate?

A29.                          If you choose not to participate, your existing options will remain outstanding until they expire by their terms, retain their current exercise price, and retain their current vesting schedule.  (Section 6)

Q30.                        How will Lattice determine whether an option has been properly tendered?

A30.                          We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered options that are not validly withdrawn, subject to Section 7 of this offer.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us.  We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice.  (Section 4)

Q31.                        Will I have to pay taxes if I participate in the offer?

A31.                          If you participate in the offer, you should not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange.  On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes.  (Section 14)

If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction, your tax consequences with respect to the exchange may vary from those tax consequences described above for United States citizens or permanent residents.  Employees in foreign jurisdictions should refer to Schedules D through Q for a discussion of the tax and legal consequences of electing to participate in the offer.  Tax consequences may also vary depending on each individual option holder’s circumstances.

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.  If you are a resident of, or subject to the tax laws in, more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q32.                        Will my new options be incentive stock options or nonstatutory stock options?

A32.                          All new options will be nonstatutory stock options for U.S. federal income tax purposes.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors.  (Sections 9 and 14)

Q33.                        When will my new options expire?

A33.                          Your new options will expire 10 years from the new option grant date, or earlier if your employment with Lattice or one of our subsidiaries terminates.  (Section 9)

Q34.                        Will I receive a new option agreement?

A34.                          Yes.  All new options will be subject to a new option agreement between you and Lattice. (Section 9)

Q35.                        Is there any chance Lattice will not proceed with the option exchange?

A35.                          The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer.  If any of these conditions are not satisfied, we will not be obligated to exchange properly tendered eligible options, though we may do so at our discretion.

In addition, prior to the expiration date, we may change the offer for any or no reason.  (Section 7)

Q36.                        If you extend the offering period, how will you notify me?

A36.                          If we extend the offering period, we will issue a press release or other public announcement disclosing the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date.  We will also send an e-mail to all eligible employees.  (Sections 2 and 16)

Q37.                        How will you notify me if the offer is changed?

A37.                          If we change the offer, we will issue a press release or other public announcement disclosing the change no later than 6:00 a.m., Pacific Time, on the next business day following the day we change the offer.  We will also send an e-mail to all eligible employees.  (Sections 2 and 16)

Q38.                        Can I change my mind and withdraw from this offer?

A38.                          Yes.  You may change your mind after you have submitted an election form and withdraw from the offer at any time before the offer expires at 5:00 p.m., Pacific Time, on March 14, 2003.  If we extend the offering period beyond that time, you may withdraw your election at any time until the extended offering period expires.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the offer expires.  (Section 5)

Q39.                        How do I withdraw my election?

A39.                          To withdraw your election, you must do the following before the expiration date:

1.               Properly complete and sign the withdrawal form provided by Lattice.

2.               Deliver the completed and signed withdrawal form to the Stock Option Administrator either by facsimile at (503) 268-8116 or by hand delivery to the Payroll and Stock Option

Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421.  (Section 5)

Q40.                        What if I withdraw my election and then decide again that I want to participate in this offer?

A40.                          If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form that is signed and dated after the date of your withdrawal form.  The new election form must be submitted before the offer expires.  (Section 5)

Q41.                        Are you making any recommendation as to whether I should exchange my eligible options?

A41.                          No.  We are not making any recommendation as to whether you should accept this offer.  You must make your own decision as to whether or not to participate in this offer.  For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.  (Section 3)

Q42.                        Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A42.                          If you have questions about this offer, you should contact:

Bob Adam Manager – Payroll and Benefits Lattice Semiconductor Corporation 5555 N.E. Moore Court Hillsboro, OR 97124-6421 (503) 268-8675	Terry Dols Vice President – Human Resources Lattice Semiconductor Corporation 5555 N.E. Moore Court Hillsboro, OR 97124-6421 (503) 268-8120

If you need additional copies of the offer documents, you should contact:

Stock Option Administrator

Payroll and Stock Option Department

Lattice Semiconductor Corporation

5555 N.E. Moore Court

Hillsboro, OR 97124-6421

(503) 268-8382

The offer documents are also available in the Human Resource Department at the following domestic locations: LHQ, LSV, LTX and LPA; on our intranet site at http://intra.latticesemi.com/; and in the Schedule TO relating to this offer that we filed with the SEC, which can be accessed on the SEC’s web site at www.sec.gov.  (Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below.  This list and the risk factors under the heading entitled “Factors Affecting Future Results” in our annual report on Form 10-K for the fiscal year ended December 31, 2001, and in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed with the Securities and Exchange Commission (SEC), highlight the material risks of participating in this offer.  You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer.  In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to in this offer contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. We use words or phrases such as “anticipate,” “estimate,” “plans,” “project,” “continuing,” “ongoing,” “expect,” “management believes,” “we believe,” “we intend” and similar words or phrases to identify forward-looking statements.  Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this offer. Among the key factors that could cause our actual results to differ materially from the forward-looking statements are delay in product or technology development, change in economic conditions of the various markets we serve, lack of market acceptance or demand for our new products, dependencies on silicon wafer suppliers and semiconductor assemblers, the impact of competitive products and pricing, opportunities or acquisitions that we pursue, and the availability and terms of financing. You should not unduly rely on forward-looking statements because our actual results could materially differ from those expressed in any forward-looking statements made by us. Further, any forward-looking statement applies only as of the date on which it is made. We are not required to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B and Schedule C, as well as our most recent periodic reports on Forms 10-K and 10-Q and current reports on Form 8-K.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

For example, if you cancel options with an exercise price of $15.00 per share, and the price of our common stock increases to $18.00 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option.

If you participate in the offer, you will be ineligible to receive any additional option grants until September 18, 2003, at the earliest.

Employees generally are eligible to receive option grants at any time that we choose to make such grants.  However, if you participate in the offer, you will not be eligible to receive any additional option grants until September 18, 2003, at the earliest.  In addition, although we have made annual option grants to our existing employees in the past, we do not currently intend to grant additional options to our employees this year, other than in connection with this offer and to newly hired employees

If we are acquired by or merge with another company, your cancelled options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition.  This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates before we grant the new options, including as the result of a reduction-in-force or another company’s acquisition of us, you will neither receive a new option nor have any of your cancelled options returned to you.

Once we cancel the options that you elect to exchange, all of your rights under the options terminate.  Accordingly, if your employment with Lattice or one of our subsidiaries terminates for any reason, including as the result of your death, a reduction-in-force or another company acquiring Lattice, before the grant of the new options, you will have the benefit of neither the cancelled option nor any new option.

Our revenues depend on the health of the economy and the growth of our customers and potential customers.  If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition and may undertake various measures to reduce our expenses including a reduction-in-force.  Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor any new option.

If another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date.  If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other compensation for your options that were cancelled.

Tax-Related Risks for Non-U.S. Residents

Tax-related risks for tax residents of non-U.S. countries.

If you are a tax resident or citizen of a foreign jurisdiction, you should refer to Schedules D through Q for a discussion of some of the tax and legal consequences that may apply to you.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences that may apply to you in more than one jurisdiction.  You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

A continuing downturn in the communications equipment and computing end markets has caused a reduction in demand for our products and limited our ability to maintain or increase our revenue and profit levels.

A significant portion of our revenue is derived from customers in the communications equipment and computing end markets.  A downturn in the overall global economy or in the economies of the countries where we derive significant revenue could lead to a contraction of capital spending on information technology.  This in turn could lead to a reduction in the demand for communications or computing equipment and for our products.

Due to a deterioration in overall economic conditions and a significant reduction in information technology capital spending, the communications and computing end markets are currently experiencing significant and prolonged downturns.  In addition, the abrupt transition from an environment of rapid growth to the current environment in these end equipment markets resulted in an excess of component inventory within our end customers.  At present and in the future when these or other similar conditions exist, there is likely to be an adverse effect on our operating results.

The cyclical nature of the semiconductor industry may limit our ability to maintain or increase revenue and profit levels during current or future industry downturns.

The semiconductor industry is highly cyclical, to a greater extent than other less dynamic or less technology-driven industries.  Our financial performance has periodically been negatively affected by downturns in the semiconductor industry.  Factors that contribute to these industry downturns include: the cyclical nature of the demand for the products of semiconductor customers;

•                  general reductions in inventory levels by customers;

•                  excess production capacity;

•                  general decline in end-user demand; and

•                  accelerated declines in average selling prices.

Beginning in 2001, the semiconductor industry experienced a significant downturn.  At present and in the future when these or other similar conditions exist, there is likely to be an adverse effect on our operating results.

We may experience unexpected difficulties integrating the FPGA business which we recently purchased from Agere.

On January 18, 2002, we acquired the field programmable gate array, or FPGA, business of Agere Systems and are currently in the process of completing the integration of this business with our operations.  If our integration is unsuccessful, more difficult or more time consuming than originally planned, we may incur unexpected disruptions to our ongoing business.  These disruptions could harm our operating results.  Further, the following specific factors may adversely affect our ability to integrate the FPGA business of Agere:

•                  we may experience unexpected losses of key employees or customers;

•                  we may not achieve expected levels of revenue growth, cost reduction and profitability improvement;

•                  we may not be able to coordinate our new product and process development in a way which permits us to bring future new products to the market in a timely manner;

•                  we may experience unexpected costs and discover unexpected liabilities; and

•                  we may experience difficulties or delays in conforming the standards, processes, procedures and controls of our two businesses.

In addition, as part of our acquisition, we entered into agreements with Agere to obtain certain manufacturing, intellectual property and transition support and services.  These support agreements with Agere do not have a material impact upon costs.  However, in the event that Agere fails to provide this support and service, or provides such support and service at a level of quality and timeliness inconsistent with the historical delivery of such support and service, our ability to integrate the FPGA business will be hampered and our operating results may be harmed.

We may be unsuccessful in defining, developing or selling new products required to maintain or expand our business.

As a semiconductor company, we operate in a dynamic environment marked by rapid product obsolescence.  Our future success depends on our ability to introduce new or improved silicon and software products that meet customer needs while achieving acceptable margins.  If we fail to introduce these new products in a timely manner or these products fail to achieve market acceptance, our operating results would be harmed.

The introduction of new silicon and software products in a dynamic market environment presents significant business challenges.  Product development commitments and expenditures must be made well in advance of product sales.  The market reception of new products depends on accurate projections of long-term customer demand, which by their nature are uncertain.

Our future revenue growth is dependent on market acceptance of our new silicon and software product families and the continued market acceptance of our products.  The success of these products is dependent on a variety of specific technical factors including:

•                  successful product definition;

•                  timely and efficient completion of product design;

•                  timely and efficient implementation of wafer manufacturing and assembly processes;

•                  product performance; and

•                  the quality and reliability of the product.

If, due to these or other factors, our new silicon and software products do not achieve market acceptance, our operating results would be harmed.

Our products may not be competitive if we are unsuccessful in migrating our manufacturing processes to more advanced technologies or alternative fabrication facilities.

To develop new products and maintain the competitiveness of existing products, we need to migrate to more advanced wafer manufacturing processes that use larger wafer sizes and smaller device geometries.  We also may need to use additional foundries.  Because we depend upon foundries to provide their facilities and support for our process technology development, we may experience delays in the availability of advanced wafer manufacturing process technologies at existing or new wafer fabrication facilities.  As a result, volume production of our advanced process technologies at the fabs of Seiko Epson, United Microelectronics Corporation, which we refer to in this prospectus as UMC, Chartered Semiconductor or future foundries may not be achieved.  This could harm our operating results.

In late 2001, UMC informed us that as part of an overall capacity rationalization they were planning to close certain of their fabrication facilities.  We were developing an advanced wafer manufacturing process at one of the UMC fabs that has been closed.  With UMC’s support, we have transferred this process to another UMC fab.  However, as a result, our new product introduction schedules were delayed.  This could harm our operating results.

Our marketable securities, which we hold for strategic reasons, are subject to equity price risk and their value may fluctuate.

Currently we hold substantial equity in UMC Corporation, which we acquired as part of a strategic investment to obtain certain manufacturing rights.  The market price and valuation of these equity shares has fluctuated widely due to market and other conditions over which we have little control.  During the year ended December 31, 2001, we recorded a $152.8 million pre-tax impairment loss related to this investment.  In the future, UMC shares may continue to experience significant price volatility.  In the second quarter of 2002, we sold a portion of our UMC shares, but have otherwise not attempted to reduce or eliminate this equity price risk through hedging or similar techniques and hence substantial, sustained changes in the market price of UMC shares could impact our financial results.  To the extent that the market value of our UMC shares experiences a significant decline for an extended period of time, our net income could be reduced.

Our future quarterly operating results may fluctuate and therefore may fail to meet expectations.

Our quarterly operating results have fluctuated and may continue to fluctuate.  Consequently, our operating results may fail to meet the expectations of analysts and investors.  As a result of industry conditions and the following specific factors, our quarterly operating results are more likely to fluctuate and are more difficult to predict than a typical non-technology company of our size and maturity:

•                  general economic conditions in the countries where we sell our products;

•                  conditions within the end markets into which we sell our products;

•                  the cyclical nature of demand for our customers’ products;

•                  excessive inventory accumulation by our end customers;

•                  the timing of our and our competitors’ new product introductions;

•                  product obsolescence;

•                  the scheduling, rescheduling and cancellation of large orders by our customers;

•                  our ability to develop new process technologies and achieve volume production at the fabs of Seiko Epson, UMC, Chartered Semiconductor or at other foundries;

•                  changes in manufacturing yields;

•                  adverse movements in exchange rates, interest rates or tax rates; and

•                  the availability of adequate supply commitments from our wafer foundries and assembly and test subcontractors.

As a result of these factors, our past financial results are not necessarily a good predictor of our future results.

Our stock price may continue to experience large short-term fluctuations.

In recent years, the price of our common stock has fluctuated greatly.  These price fluctuations have been rapid and severe and have left investors little time to react.  The price of our common stock may continue to fluctuate greatly in the future due to a variety of company specific factors, including:

•                  quarter-to-quarter variations in our operating results;

•                  shortfalls in revenue or earnings from levels expected by securities analysts; and

•                  announcements of technological innovations or new products by other companies.

Presently, our stock price is trading near our consolidated book value.  A sustained decline in our stock price may result in a write-off of goodwill.

Our wafer supply may be interrupted or reduced, which may result in a shortage of finished products available for sale.

We do not manufacture finished silicon wafers.  Currently, our silicon wafers are manufactured by Seiko Epson in Japan, UMC in Taiwan and Chartered Semiconductor in Singapore.  If Seiko Epson, through its U.S. affiliate, Epson Electronics America, UMC or Chartered Semiconductor significantly interrupts or reduces our wafer supply, our operating results could be harmed.

In the past, we have experienced delays in obtaining wafers and in securing supply commitments from our foundries.  At present, we anticipate that our supply commitments are adequate.  However, these existing supply commitments may not be sufficient for us to satisfy customer demand in future periods.  Additionally, notwithstanding our supply commitments we may still have difficulty in obtaining wafer deliveries consistent with the supply commitments.  We negotiate wafer prices and supply commitments from our suppliers on at least an annual basis.  If any of Seiko Epson, Epson Electronics America, UMC or Chartered Semiconductor were to reduce its supply commitment or increase its wafer prices, and we cannot find alternative sources of wafer supply, our operating results could be harmed.

Many other factors that could disrupt our wafer supply are beyond our control.  Since worldwide manufacturing capacity for silicon wafers is limited and inelastic, we could be harmed by significant industry-wide increases in overall wafer demand or interruptions in wafer supply.  Additionally, a future disruption of

Seiko Epson’s, UMC’s or Chartered Semiconductor’s foundry operations as a result of a fire, earthquake or other natural disaster could disrupt our wafer supply and could harm our operating results.

If our foundry partners experience quality or yield problems, we may face a shortage of finished products available for sale.

We depend on our foundries to deliver reliable silicon wafers with acceptable yields in a timely manner.  As is common in our industry, we have experienced wafer yield problems and delivery delays.  If our foundries are unable for a prolonged period to produce silicon wafers that meet our specifications, with acceptable yields, our operating results could be harmed.

The majority of our revenue is derived from products based on a specialized silicon wafer manufacturing process technology called E2CMOS.  The reliable manufacture of high performance E2CMOS semiconductor wafers is a complicated and technically demanding process requiring:

•                  a high degree of technical skill;

•                  state-of-the-art equipment;

•                  the absence of defects in the masks used to print circuits on a wafer;

•                  the elimination of minute impurities and errors in each step of the fabrication process; and

•                  effective cooperation between us and the wafer supplier.

As a result, our foundries may experience difficulties in achieving acceptable quality and yield levels when manufacturing our silicon wafers.

If our assembly and test subcontractors experience quality or yield problems, we may face a shortage of finished products available for sale.

We rely on subcontractors to assemble and test our devices with acceptable quality and yield levels.  As is common in our industry, we have experienced quality and yield problems in the past.  If we experience prolonged quality or yield problems in the future, our operating results could be harmed.

The majority of our revenue is derived from semiconductor devices assembled in advanced packages.  The assembly of advanced packages is a complex process requiring:

•                  a high degree of technical skill;

•                  state-of-the-art equipment;

•                  the absence of defects in lead frames used to attach semiconductor devices to the package;

•                  the elimination of raw material impurities and errors in each step of the process; and

•                  effective cooperation between us and the assembly subcontractor.

As a result, our subcontractors may experience difficulties in achieving acceptable quality and yield levels when assembling and testing our semiconductor devices.

Deterioration of conditions in Asia may disrupt our existing supply arrangements and result in a shortage of finished products available for sale.

All three of our major silicon wafer suppliers operate fabs located in Asia.  Our finished silicon wafers are assembled and tested by independent subcontractors located in China, Malaysia, the Philippines, Singapore, South Korea, Taiwan and Thailand.  A prolonged interruption in our supply from any of these subcontractors could harm our operating results.

Economic, financial, social and political conditions in Asia have historically been volatile.  Financial difficulties, governmental actions or restrictions, prolonged work stoppages or any other difficulties experienced by our suppliers may disrupt our supply and could harm our operating results.

Our wafer purchases from Seiko Epson are denominated in Japanese yen.  The value of the dollar with respect to the yen fluctuates.  Substantial deterioration of dollar-yen exchange rates could harm our operating results.

Export sales account for a substantial portion of our revenues and may decline in the future due to economic and governmental uncertainties.

Our export sales are affected by unique risks frequently associated with foreign economies including:

•                  changes in local economic conditions;

•                  exchange rate volatility;

•                  governmental controls and trade restrictions;

•                  export license requirements and restrictions on the export of technology;

•                  political instability or terrorism;

•                  changes in tax rates, tariffs or freight rates;

•                  interruptions in air transportation; and

•                  difficulties in staffing and managing foreign sales offices.

For example, our export sales have historically been affected by regional economic crises.  Significant changes in the economic climate in the foreign countries where we derive our export sales could harm our operating results.

We may not be able to successfully compete in the highly competitive semiconductor industry.

The semiconductor industry is intensely competitive and many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, marketing and sales resources.  If we are unable to compete successfully in this environment, our future results will be adversely affected.

The current level of competition in the programmable logic market is high and may increase as our market expands.  We currently compete directly with companies that have licensed our products and technology or have developed similar products.  We also compete indirectly with numerous semiconductor companies that offer products and solutions based on alternative technologies.  These direct and indirect competitors are established multinational semiconductor companies as well as emerging companies.  We also may experience significant competition from foreign companies in the future.

We may fail to retain or attract the specialized technical and management personnel required to successfully operate our business.

To a greater degree than most non-technology companies or larger technology companies, our future success depends on our ability to attract and retain highly qualified technical and management personnel.  As a mid-sized company, we are particularly dependent on a relatively small group of key employees.  Competition for skilled technical and management employees is intense within our industry.  As a result, we may not be able to retain our existing key technical and management personnel.  In addition, we may not be able to attract additional qualified employees in the future.  If we are unable to retain existing key employees or are unable to hire new qualified employees, our operating results could be adversely affected.

If we are unable to adequately protect our intellectual property rights, our financial results and competitive position may suffer.

Our success depends in part on our proprietary technology.  However, we may fail to adequately protect this technology.  As a result, we may lose our competitive position or face significant expense to protect or enforce our intellectual property rights.

We intend to continue to protect our proprietary technology through patents, copyrights and trade secrets.  Despite this intention, we may not be successful in achieving adequate protection.  Claims allowed on any of our patents may not be sufficiently broad to protect our technology.  Patents issued to us also may be challenged, invalidated or circumvented.  Finally, our competitors may develop similar technology independently.

Companies in the semiconductor industry vigorously pursue their intellectual property rights.  If we become involved in protracted intellectual property disputes or litigation we may utilize substantial financial and management resources, which could have an adverse effect on our operating results.

Our industry is characterized by frequent claims regarding patents and other intellectual property rights of others.  We have been, and from time-to-time expect to be, notified of claims that we are infringing the intellectual property rights of others.  If any third party makes a valid claim against us, we could face significant liability and could be required to make material changes to our products and processes.  In response to any claims of infringement, we may seek licenses under patents that we are alleged to be infringing.  However, we may not be able to obtain a license on favorable terms or without our operating results being adversely affected.

THE OFFER

1.             Eligibility.

                You are an “eligible employee” if you are an employee, including an officer, of Lattice or one of our subsidiaries on the date this offer commences and you remain employed by Lattice or one of our subsidiaries through the date on which the exchanged options are cancelled.  Non-employee members of our board of directors are not eligible to participate in the offer.  Our directors and officers are listed on Schedule A to this offer.

                To receive a new option, you must remain employed by Lattice or one of our subsidiaries through the new option grant date, which will be the first business day that is at least six months and one day after the cancellation date.  If we do not extend the offering period, the new option grant date will be September 18, 2003.  If, for any reason, you do not remain an employee through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been accepted for exchange.  For this purpose, employment would not include a period of garden leave and/or notice period pursuant to local law.  This means that if you quit, with or without a good reason, or die or we terminate your employment with or without cause, before the new option grant date, you will not receive anything for the options that you elected to exchange and that we cancelled.  If you are an employee of Lattice or one of our subsidiaries and you are on an approved leave of absence or you are absent from work due to an illness or disability, you will be eligible to participate in this offer as long as you remain an employee through the cancellation date.  Unless expressly provided by the applicable laws of a non-U.S. jurisdiction, your employment will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

2.             Number of options; expiration date.

                Subject to the terms and conditions of this offer, we will accept for exchange all eligible options that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date.  “Eligible options” mean all outstanding, unexercised options with exercise prices equal to or greater than $12.00 per share, whether vested or unvested, that have been granted under either our 1996 Stock Incentive Plan or our 2001 Stock Plan and that are held by eligible employees.  Options to purchase our common stock granted under plans other than our 1996 Stock Incentive Plan and our 2001 Stock Plan are not eligible for exchange.  In addition, no shares of Lattice common stock, including common stock acquired upon exercise of Lattice options or through the Employee Stock Purchase Plan of Lattice, may be exchanged in this offer.

                Each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised.  We are not accepting partial tenders of options.  However, you may elect to exchange the remaining portion of an option that you have partially exercised.  As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

                For example and except as otherwise described in this offer, if you hold (1) an option to purchase 1,000 shares at $20.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $25.00 per share, and (3) an option to purchase 2,000 shares at an exercise price of $30.00 per share, you may elect to exchange:

•      your first option covering 300 remaining unexercised shares,

•      your second option covering 1,000 shares,

•      your third option covering 2,000 shares,

•      two of your three options,

•      all three of your options, or

•      none of your options.

                These are your only choices in the above example.  You may not, for example, elect to exchange your first option with respect to only 150 shares, or any other partial amount, under that grant or less than all of the shares under the second and third option grants.

                If you participate in this offer, you must also exchange all of your options that were granted to you on or after August 13, 2002.  This rule applies even if these options have exercise prices less than $12.00 per share.  For example, if you received an option grant in January 2001 and a grant in October 2002 and you want to exchange your January 2001 option grant, you also must exchange your October 2002 option grant.  This includes all options granted to you between the commencement of this offer on February 13, 2003 and the expiration date.

                Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options at an exchange ratio of four (4) new options for every seven (7) exchanged options.  Fractional options will be rounded up to the nearest whole option.

                The number of new options is subject to adjustment for any changes in our capitalization, such as stock splits, combinations, subdivisions, stock dividends, reclassifications or other similar events, that occur after the cancellation date but before the new option grant date.  Each new option will be granted under our 1996 Stock Incentive Plan.  All new options will be subject to the terms of the 1996 Stock Incentive Plan and to a new option agreement between you and Lattice.  A copy of the 1996 Stock Incentive Plan and the form of option agreement are attached as exhibits to the Schedule TO with which this offer has been filed.

                The expiration date for this offer will be 5:00 p.m., Pacific Time, on March 14, 2003, unless we extend the offering period.  We may, in our discretion, extend the offering period, in which event the expiration date shall refer to the latest time and date at which the extended offering period expires.  See Section 16 of this offer for a description of our rights to extend, terminate and amend the offer.

3.             Purpose of the offer.

                We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value.  We issued the currently outstanding options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success.  Some of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock.  These options are commonly referred to as being “underwater.”  By making this offer, we intend to provide eligible employees with the opportunity to own options that over time may have a greater potential to increase in value.

                Another purpose of this offer is to decrease Lattice’s option overhang, which is the number of options outstanding as a percent of the total number of common shares outstanding.  The exchange ratio used in this offer is designed to help accomplish this goal, which will benefit our stockholders by decreasing dilution.

                Except as otherwise disclosed in this offer or in our SEC filings, Lattice presently has no plans or proposals that relate to or would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation involving Lattice;

•                  any purchase, sale or transfer of a material amount of our assets;

•                  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                  any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•                  any other material change in our corporate structure or business;

•                  our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•                  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the Exchange Act);

•                  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•                  any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

                Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.  You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors.  You must make your own decision about whether to exchange your options.

4.             Procedures for electing to exchange options.

Proper Election to Exchange Options.

                Participation is this offer is voluntary.  To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form via facsimile (fax number (503) 268-8116) or by hand delivery to the Stock Option Administrator, Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421, along with any other required documents.  The Stock Option Administrator must receive the properly completed and signed election forms before the expiration date.  The expiration date will be 5:00 p.m., Pacific Time, on March 14, 2003 unless we extend the offering period.

                If you elect to exchange any options through this offer, you must also elect to exchange all options that we granted to you on or after August 13, 2002, regardless of the exercise price.  Even if you submit an election form but fail to list the options that are required to be elected to be exchanged, they automatically will be tendered for exchange under this offer, unless you properly withdraw your options in accordance with the terms of this offer.

                The delivery of all documents, including election forms, is at your risk.  We intend to confirm the receipt of your election form and/or any withdrawal form within two (2) business days.  If you have not received a confirmation, you must confirm that we have received your election form and/or any withdrawal form.

                Neither our receipt of your election form nor our delivery of a confirmation of receipt to you will constitute an acceptance of your options for exchange.  For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange.  We may issue this notice of acceptance by press release, e-mail or other methods of communication.  Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be March 17, 2003.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

                We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered options that are not validly withdrawn, subject to Section 7 of this offer.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer.  We will strictly enforce the offering period and expiration date, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

                Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer.  Our acceptance of your options for exchange will constitute a binding agreement between Lattice and you upon the terms and subject to the conditions of this offer.

                To administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer.  By submitting an election form or a withdrawal form, you agree to such collection, use and transfer of your personal data by us and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer.  By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•                  the parties receiving this data may be located outside of the United States, and the recipient’s country may have different data privacy laws and protections than the United States,

•                  the data will be held only as long as necessary to administer and implement the program,

•                  you can request from us a list of the parties that may receive your data,

•                  you can request additional information about how the data is stored and processed, and

•                  you can request to view the data and that the data be amended if it is incorrect.

                If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us.  However, if you withdraw your consent, you may not participate in this offer.  Please contact us if you have any questions.

5.             Withdrawal rights and change of election.

                You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

                You may withdraw options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on March 14, 2003.  If we extend the offering period, you may withdraw your options at any time until the extended expiration date.

                In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on April 10, 2003, you may withdraw your options at any time thereafter.

                To validly withdraw some or all of the options that you previously elected to exchange, you must deliver via facsimile (fax:  (503) 268-8116) or by hand to the Stock Option Administrator, Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, CA 97124-6421 in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options.

                You may not rescind any withdrawal, and any options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.  To re-elect to exchange all of your withdrawn options, you must submit a new election form to the Stock Option Administrator before the expiration date by following the procedures described in Section 4 of this offer.  This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.  You will be bound by the last properly tendered election or withdrawal form we receive before the expiration date.

                Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms.  Our determination of these matters will be final and binding.

                The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk.  We intend to confirm the receipt of your withdrawal form and/or any election form within two (2) business days.  If you have not received a confirmation, you must confirm that we have received your withdrawal form and/or any election form.

6.             Acceptance of options for exchange and issuance of new options.

                Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all options properly elected for exchange and not validly withdrawn before the expiration date.  Once the options are cancelled, you no longer will have any rights with respect to those options.  Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be March 17, 2003.

                For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options.  This notice may be made by press release, e-mail or other method of communication.  Our delivery of a confirmation of receipt of your election form will not constitute our acceptance of any options tendered by you for exchange.  Subject to our rights to terminate the offer, discussed in Section 16 of this offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

                Promptly after the expiration date, we will issue to you a promise to grant stock options.  The promise to grant stock options represents our commitment to grant you a new stock option on the new option grant date, provided that you remain an employee of Lattice or one of our subsidiaries through the new option grant date.  This promise to grant stock options will list the number of new options you will receive.

                We will grant the new options on the new option grant date, which will be the first business day that is at least six months and one day after the cancellation date.  We expect the new option grant date to be September 18, 2003.  All new options will be nonstatutory stock options and will be granted under our 1996 Stock Incentive Plan.

                If, for any reason, you are not an employee of Lattice or one of our subsidiaries through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

                If we accept options you elect to exchange in the offer, we will not grant you any other options before the new option grant date.  Consequently, we will not grant you any new options until at least six months and one day after any of your options have been cancelled.

                If you do not participate in this offer, you may receive new option grants between now and the new option grant date.  However, we do not currently intend to grant options to employees this year, other than in connection with this offer and to newly hired employees, even though we have made annual option grants to our employees in the past.  Therefore, you should not expect to receive any option grants this year if you decide not to participate in this offer.

                Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.             Conditions of the offer.

                Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•                  there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer,

•                  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us,

•                  there shall have occurred:

•                  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market in the United States,

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•                  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•                  in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

•                  the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

•                  if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer,

•                  as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•                  any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

•                  any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares, or

•                  any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options,

•                  there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer,

•                  a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed,

•                  any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened material adverse change in our business or financial condition,

•                  any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to exchange for a description of the contemplated benefits of the offer to us), or

•                  any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq National Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to us.

                If any of the above events occur, we may:

•                  terminate the exchange offer and promptly return all tendered eligible options to tendering holders,

•                  complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires,

•                  amend the terms of the exchange offer, or

•                  waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

                The conditions to this offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.             Price range of shares underlying the options.

                The Lattice common stock that underlies your options is traded on the Nasdaq National Market under the symbol “LSCC.”  The following table shows, for the periods indicated, the high and low bid information per share of our common stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year 2003
1st Quarter (through February 12, 2003)	$10.30	$6.82
Fiscal Year 2002
1st Quarter	$24.14	$17.06
2nd Quarter	$18.49	$6.94
3rd Quarter	$9.36	$5.35
4th Quarter	$10.79	$4.08
Fiscal Year 2001
1st Quarter	$27.25	$16.75
2nd Quarter	$27.64	$15.88
3rd Quarter	$25.85	$14.04
4th Quarter	$22.65	$14.36

                On February 12, 2003, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $6.91 per share.

                You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.             Source and amount of consideration; terms of new options.

Consideration.

                We will issue new options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange.  Each new option will be granted under our 1996 Stock Incentive Plan.  All new options will be subject to a new stock option agreement between you and us.  Subject to any adjustments for changes in our capitalization, such as stock splits, combinations, subdivisions, stock dividends, reclassifications or other similar events, that occur after the cancellation date and before the new option grant date and subject to the other terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options at an exchange ratio of four (4) new options for every seven (7) exchanged options.  Fractional options shall be rounded up to the nearest whole option.

                If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 7,272,850 million shares of our common stock, or approximately 6.5% of the total shares of our common stock outstanding as of February 11, 2003.

General Terms of New Options.

                New options will be granted under our 1996 Stock Incentive Plan.  All new options will be subject to the terms of the plan and to a new option agreement between you and us.  The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange, but, except as described in this offer, such changes generally will not be substantially different from your existing rights.

                New options will be nonstatutory stock options regardless of whether the exchanged options were incentive stock options or nonstatutory stock options.

                In addition, because we will not grant new options until the first business day that is at least six months and one day after the cancellation date, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

                The following description summarizes the material terms of our 1996 Stock Incentive Plan and the new options we plan to grant under this offer.  Our statements in this offer to exchange concerning the plan and the new options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, the plan, and the form of option agreement under the plan, which have been filed as exhibits to the Schedule TO of which this offer is a part.  Please contact us at Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421, Attention: Stock Option Administrator  (telephone: (503) 268-8382), to receive a copy of the plan, and the form of option agreement thereunder.  We will promptly furnish you copies of these documents upon request at our expense.

1996 Stock Incentive Plan.

                The maximum number of common shares subject to options currently outstanding under our 1996 Stock Incentive Plan is approximately 12,915,093 shares.  The 1996 Stock Incentive Plan permits the granting of incentive stock options and non-statutory stock options to employees.  All new options granted pursuant to this offer will be non-statutory stock options.

General Terms of the Plan.

                The plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the administrator.  Subject to the other provisions of the plan, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

Term.

                All new options will have a term of 10 years from the new option grant date.

Termination of Employment Before the New Option Grant Date.

                If, for any reason, you are not an employee of Lattice or one of our subsidiaries from the date on which you elect to exchange your options through the new option grant date, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange.  This means that if you quit with or without good reason, or die, or we terminate your employment with or without cause, before the new option grant date, you will receive nothing for the options that you tendered and which we cancelled.

Termination of Employment After the New Option Grant Date.

                The plan generally provides that if your employment terminates, other than as a result of your permanent and total disability or your death, you may exercise your option prior to the earlier of its expiration date or the date specified in your option agreement, but only to the extent that your option is vested at termination.

                The plan generally provides that if your employment terminates because of your permanent and total disability or death, you or your personal representatives, heirs or legatees may exercise any option held by you, including portions not yet vested, prior to the earlier of twelve (12) months from the date of termination or the expiration of the option.

                If you are a non-U.S. resident, certain other restrictions may apply.  Please refer to Schedules D through Q for details regarding your specific country.

Exercise Price.

                The administrator generally determines the exercise price at the time the option is granted.  The exercise price per share of the new options will be the closing price of Lattice common stock reported by the Nasdaq National Market on the new option grant date.  Notwithstanding the foregoing, if you are a resident of Italy, your exercise price will be determined as described in Schedule K.  Accordingly, we cannot predict the market price of the new options.  Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise.

                Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable.  The administrator determines the terms of vesting.  Each new option will have a new two year vesting schedule that will begin on the new option grant date.  Pursuant to the new vesting schedule, 12.5% of the shares subject to the new option will vest and become exercisable on the date three months from the new option grant date and 12.5% of the shares subject to the new option will vest and become exercisable every three months thereafter, subject to your continued employment with Lattice or one of our subsidiaries through each relevant vesting date.

Adjustments Upon Certain Events.

                Events Occurring before the New Option Grant Date.  Although we are not anticipating any acquisition, if Lattice is acquired between the cancellation date and the new option grant date, then the acquiror must grant the new options under the same terms as provided in this offer, unless the laws in foreign jurisdictions make the grant unlawful.  However, the type of stock and the number of shares covered by each new option will be determined in the same way as the consideration received by outstanding option holders is determined at the time of the acquisition.  Such new option would generally have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date.  As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of options you would have received if no acquisition had occurred.

                The new options for the purchase of an acquiror’s stock will have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date.  If the acquiror’s stock was not traded on a public market, the fair market value of the acquiror’s stock may be determined in good faith by the acquiror’s board of directors, and the exercise price of the new options would reflect that determination.  If we are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

                Regardless of any such acquisition, the new option grant date will be the first business day that is at least six months and one day after the cancellation date.  Consequently, you may not be able to exercise your new options until after the effective date of the acquisition.  If you participate in the offer and the acquisition occurs after the expiration date but before the new option grant date, you will not be able to exercise your option to purchase Lattice common stock before the effective date of the acquisition.

                If you are located in a foreign jurisdiction, the terms and conditions of the new grant by the acquiror may be governed by local law, and therefore these terms may not apply to you.  In addition, you may not be able to receive the new option grant, depending on the local laws applicable to the acquiror.

                You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares.  Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from an acquisition.  The exercise price of new options granted to you after the announcement of an acquisition of Lattice would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options.  This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate.  In addition, your new options may be exercisable for stock of the acquiror, not Lattice common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the acquisition and sell their Lattice common stock before the effective date.

                Finally, if we are acquired, the acquiror may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the new option grant date.  Termination of your employment for this or any other reason before the new option grant date means that you will not receive any new options, and will not receive any other compensation for your exchanged options.

                If a change in our capitalization, such as a stock split, combination, subdivision, stock dividend, reclassification or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

                Events Occurring after the New Option Grant Date.  If a change in our capitalization, such as a stock split, combination, subdivision, stock dividend, reclassification or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

                If we liquidate or dissolve, your outstanding options will terminate immediately before the consummation of the liquidation or dissolution.  The administrator may, however, provide for the acceleration of the exercisability of any option.

                The plan provides that if we merge or are consolidated with another corporation, or if our property or stock is acquired by another corporation, each option may be appropriately adjusted by the administrator.  However, in lieu of such adjustment, the administrator may, in its discretion, provide that the options accelerate and become fully exercisable for a period of thirty (30) days prior to the date of such event.

Transferability of Options.

                New options may not be transferred, other than by will or the laws of descent and distribution, as determined under local law, unless the administrator or its appointee indicates otherwise in a writing to the optionee.  In the event of your death, any person who acquires the right to exercise the option by bequest or inheritance may exercise issued options.

Registration of Shares Underlying Options.

                All of the shares of Lattice common stock issuable upon exercise of new options are registered under the Securities Act of 1933, as amended (the Securities Act) on registration statements on Form S-8 filed with the SEC.  Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

                You should refer to Section 14 of this offer for a discussion of the U.S. federal income tax consequences of the new options and the exchanged options, as well as the consequences of accepting or rejecting this offer.  If you are a resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance contribution consequences that may apply to you.  Please refer to Schedules D through Q for more information.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Tax Consequences In Other Countries.

                You should refer to Schedules D through Q of this offer to exchange for a discussion of the tax consequences in your country of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting this offer.  If you are a resident of more than one country, you should be aware that there might be other tax and social insurance contribution consequences that may apply to you.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.          Information concerning Lattice.

                Our principal executive offices are located at 5555 N.E. Moore Court, Hillsboro, OR 97124-6421, and our telephone number is (503) 268-8000.  Questions regarding this option exchange should be directed to Bob Adam, Manager — Payroll and Benefits, at telephone number (503) 268-8675, or to Terry Dols, Vice President — Human Resources, at telephone number (503) 268-8120.

                Lattice Semiconductor Corporation designs, develops and markets high performance programmable logic devices, or PLDs, and related software. Programmable logic devices are widely-used semiconductor components that can be configured by the end customer as specific logic circuits, and enable the end customer to shorten design cycle times and reduce development costs.  Our end customers are primarily original equipment manufacturers in the communications, computing, industrial, military and consumer end markets.

                The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended September 30, 2002 is incorporated herein by reference.  Please see Section 18 of this offer to exchange entitled, “Additional

Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

                We had a book value per share of $7.05 at September 30, 2002.

                The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Nine Months Ended
	December 31, 2000	December 31, 2001	September 30, 2002
Ratio of earnings to fixed charges	17.7x	N/A	N/A

                The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.  For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges.  Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Lattice to be representative of the interest factor of rental payments under operating leases.  Earnings from continuing operations were not sufficient to cover fixed charges by $174 million for the year ended December 31, 2001, and by $77 million for the nine months ended September 30, 2002.

11.                               Interests of directors and executive officers; transactions and arrangements concerning the options.

                A list of our directors and executive officers is attached to this offer to exchange as Schedule A.  Non-employee directors may not participate in this offer.  As of February 11, 2003, our executive officers and directors (15 persons) as a group beneficially owned options outstanding under the 1996 Stock Incentive Plan to purchase a total of 5,430,000 of our shares, which represented approximately 42.0% of the shares subject to all options outstanding under the 1996 Stock Incentive Plan as of that date.  As of the same date, our executive officers and directors as a group beneficially owned options outstanding under our 2001 Stock Plan to purchase a total of 3,448,956 of our shares, which represented approximately 43.6% of the shares subject to all options outstanding under the 2001 Stock Plan.  Executive officers and directors as a group beneficially owned options outstanding under all of the above-referenced plans to purchase a total of 8,878,956 of our shares, which represented approximately 42.6% of the shares subject to all options outstanding under these plans as of that date.  Of the options owned by executive officers, 5,367,706 are eligible to be tendered in the offer.

                The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under the eligible plans outstanding as of February 11, 2003.  The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the eligible plans and eligible agreements, which was 20,833,314 as of February 11, 2003.  Executive officers are eligible to participate in the offer.  As noted on the table, non-employee directors are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under the Eligible Plans	Percentage of Total Outstanding Options Under the Eligible Plans

Cyrus Y. Tsui	Chief Executive Officer and Chairman of the Board	3,918,375	18.8%
Steven A. Laub	President and Director	1,448,084	7.0%
Stephen A. Skaggs	Senior Vice President, Chief Financial Officer and Secretary	1,014,900	4.9%
Frank J. Barone	Corporate Vice President, Product Operations	492,432	2.4%
Stephen M. Donovan	Corporate Vice President, Sales	535,712	2.6%
Jonathan K. Yu	Corporate Vice President, Business Development	433,780	2.1%
Martin R. Baker	Vice President and General Counsel	426,543	2.0%
Jan Johannessen	Vice President, Investments	190,000	*
Rodney F. Sloss	Vice President, Finance	350,519	1.7%
Kenneth K. Yu	Vice President and Managing Director, Lattice Asia	353,995	1.7%
Mark O. Hatfield**	Director	0	0%
Daniel S. Hauer**	Director	0	0%
Soo Boon Koh**	Director	0	0%
Harry A. Merlo**	Director	0	0%
Larry W. Sonsini**	Director	0	0%

*                 Less than 1%

**        Not eligible to participate in the offer.

                Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under the plans, or in transactions involving our common stock, during the 60 days before and including February 13, 2003:

•                  On December 18, 2002, Harry A. Merlo gifted 3,000 shares of our common stock to his children, and 3,000 shares of our common stock to educational trusts for three of his grandchildren.

•                  We granted options under our 2001 Stock Plan to purchase an aggregate of 27,900 shares of our common stock with an exercise price of $7.57.

•                  Individuals exercised options under our 1996 Stock Incentive Plan and our 2001 Stock Plan to acquire an aggregate of 10,671 shares of our common stock with exercise prices ranging from $5.92 to $7.875.

•                  We cancelled options under our 1996 Stock Incentive Plan and our 2001 Stock Plan to purchase an aggregate of 93,569 shares of our common stock.

12.                               Status of options acquired by us in the offer; accounting consequences of the offer.

                Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under the plan pursuant to which they were granted.  To the extent shares returning to the plans are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

                If we were to grant the new options under a traditional stock option repricing, in which an employee’s current options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards.  This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer.  We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated.  The higher the market value of our shares, the greater the compensation expense we would have to record.  By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges.  As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.          Legal matters; regulatory approvals.

                We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein.  Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

                If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options.  We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other compensation for the options you tendered.

14.          Material U.S. federal income tax consequences.

                The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer.  This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  If you are a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you.

                Option holders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.  We believe that the exchange will be treated as a non-taxable exchange.

                If you are a tax resident or citizen of a foreign jurisdiction, you should refer to Schedules D through Q for a discussion of some of the tax and legal consequences that may apply to you.

                We strongly recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Nonstatutory Stock Options.

                All exchanged options will be replaced with options that are nonstatutory stock options for purposes of the Internal Revenue Code, regardless of whether the exchanged options are incentive stock options or nonstatutory stock options.

                Under current law, an option holder will not realize taxable income upon the grant of a nonstatutory stock option.  However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

                We will be entitled to an income tax deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

15.          Terms of the offer specific to participants residing in foreign jurisdictions.

                If you are a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability of a foreign jurisdiction, your tax consequences with respect to the exchange will vary from those tax consequences described above for United States citizens or permanent residents.  Employees in foreign jurisdictions should refer to Schedules D through Q for a discussion of the tax and legal consequences of electing to participate in the offer.

                We recommend that you consult your own tax advisor to determine the tax and social insurance contribution consequences of this offer, as the tax consequences to you are dependent on your individual tax situation.

                In addition, if you are a resident of more than one country, you should be aware that there might be other tax and social insurance contribution consequences that may apply to you in more than one jurisdiction.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

16.          Extension of offer; termination; amendment.

                We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options.  If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below.  If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date.  In the case of an extension, we will issue a press release or other public announcement no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

                We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

                Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

                The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

                For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.          Fees and expenses.

                We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.          Additional information.

                This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.                                      The description of our common stock contained in our registration statement on Form 8-A, filed on September 27, 1989, including any amendments or reports filed for the purpose of updating such description;

2.                                      Our annual report on Form 10-K for the year ended December 31, 2001, filed on March 26, 2002;

3.                                      Our proxy statement for our 2002 Annual Meeting of Stockholders, filed on April 4, 2002;

4.                                      Our current report on Form 8-K, filed on February 4, 2002, as amended on April 2, 2002 and December 19, 2002;

5.                                      Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 10, 2002;

6.                                      Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 12, 2002; and

7.                                      Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed on November 12, 2002.

                These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

                Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost to you, by writing to us at Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421, Attention: the Stock Option Administrator, or by telephoning the Stock Option Administrator at (503) 268-8382.

                As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

                The information contained in this offer about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.          Financial statements.

                Attached as Schedule B and Schedule C to this offer are our financial statements that are included in our annual report on Form 10-K for our fiscal year ended December 31, 2001, and our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2002.  More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this offer to exchange.

20.          Miscellaneous.

                We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

                We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer.  You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Lattice Semiconductor Corporation

February 13, 2003

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF LATTICE SEMICONDUCTOR CORPORATION

                The executive officers and directors of Lattice Semiconductor Corporation are set forth in the following table:

Name	Position and Offices Held

Cyrus Y. Tsui	Chief Executive Officer and Chairman of the Board
Steven A. Laub	President and Director
Stephen A. Skaggs	Senior Vice President, Chief Financial Officer and Secretary
Frank J. Barone	Corporate Vice President, Product Operations
Stephen M. Donovan	Corporate Vice President, Sales
Jonathan K. Yu	Corporate Vice President, Business Development
Martin R. Baker	Vice President and General Counsel
Jan Johannessen	Vice President, Investments
Rodney F. Sloss	Vice President, Finance
Kenneth K. Yu	Vice President and Managing Director, Lattice Asia
Mark O. Hatfield	Director
Daniel S. Hauer	Director
Soo Boon Koh	Director
Harry A. Merlo	Director
Larry W. Sonsini	Director

                The address of each executive officer and director is: c/o Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421.

A-1

SCHEDULE B

FINANCIAL STATEMENTS
OF LATTICE SEMICONDUCTOR CORPORATION
INCLUDED IN ITS QUARTERLY REPORT ON FORM 10-Q
FOR THE QUARTER ENDED SEPTEMBER 30, 2002

LATTICE SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

Revenue	$56,072	$58,038	$171,416	$243,218

Costs and expenses:
Cost of products sold	22,429	21,995	68,527	91,676
Research and development	21,523	17,946	63,986	54,261
Selling, general and administrative	11,712	11,297	35,790	42,064
In-process research and development	5,653	—	29,853	—
Amortization of intangible assets (1)	18,070	21,127	54,616	63,024
Total costs and expenses	79,387	72,365	252,772	251,025

Loss from operations	(23,315)	(14,327)	(81,356)	(7,807)

Loss on depreciation of foundry investments	—	(152,795)	—	(152,795)
Other income, net	2,764	403	3,941	4,737

Loss before benefit for income taxes	(20,551)	(166,719)	(77,415)	(155,865)

Benefit for income taxes	(6,180)	(62,118)	(29,280)	(58,863)

Net loss	$(14,371)	$(104,601)	$(48,135)	$(97,002)

Basic net loss per share	$(0.13)	$(0.96)	$(0.44)	$(0.89)

Diluted net loss per share	$(0.13)	$(0.96)	$(0.44)	$(0.89)

Shares used in per share calculations:
Basic	110,232	109,155	109,855	108,635
Diluted	110,232	109,155	109,855	108,635

(1) Includes $760 and $168 of amortization of deferred stock compensation expense for the three months ended September 30, 2002 and September 30, 2001, respectively, and $1,887 and $336 for the nine months ended September 30, 2002 and September 30, 2001, respectively, attributable to Research and Development activities.

See Accompanying Notes to Condensed Consolidated Financial Statements

LATTICE SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share and par value data)

(unaudited)

	September 30,	December 31,
	2002	2001
Assets
Current assets:
Cash and cash equivalents	$154,641	$250,203
Short-term investments	135,574	281,363
Accounts receivable, net	27,699	19,452
Inventories	60,864	64,926
Other current assets	14,512	28,747
Deferred income taxes	27,941	31,591
Total current assets	421,231	676,282

Property and equipment, net	63,877	63,222
Foundry investments, advances and other assets	112,132	162,418
Intangible assets, net	173,427	125,081
Goodwill	222,931	81,387
Deferred income taxes	91,957	65,590
	$1,085,555	$1,173,980
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$38,160	$38,255
Deferred income on sales to distributors	14,402	18,103
Income taxes payable	—	2,751
Total current liabilities	52,562	59,109

4 3/4% Convertible notes due in 2006	226,501	260,000
Other long-term liabilities	15,271	15,101
Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $.01 par value,10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 112,308,169 and 109,428,061 shares issued and outstanding	1,123	1,094
Paid-in capital	580,811	548,053
Deferred stock compensation	(12,797)	(2,739)
Accumulated other comprehensive (loss) income	(211)	22,932
Retained earnings	222,295	270,430
Total stockholders’ equity	791,221	839,770
	$1,085,555	$1,173,980

See Accompanying Notes to Condensed Consolidated Financial Statements.

LATTICE SEMICONDUCTOR CORPORATION

 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2002	2001

Cash flows from operating activities:
Net loss	$(48,135)	$(97,002)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	70,205	79,918
Gain on sale of equity securities	(4,017)	—
Gain on extinguishment of convertible notes	(5,710)	—
In-process research and development	29,853	—
Loss on foundry investments	—	152,795
Tax benefit of option exercises	797	12,220

Changes in assets and liabilities (net of effect of business combinations):
Accounts receivable	(8,247)	30,437
Inventories	7,534	(5,555)
Foundry investments, advances and other assets	27,337	(19,325)
Deferred income taxes	1,369	(54,296)
Accounts payable and accrued expenses	3,006	(44,949)
Deferred income	(3,701)	(34,842)
Income taxes payable	(22,513)	(8,136)
Other liabilities	(1,406)	2,323
Total adjustments	94,507	110,590
Net cash provided by operating activities	46,372	13,588

Cash flows from investing activities:
Proceeds from short-term investments	249,048	229,210
Purchase of short-term investments	(103,259)	(229,121)
Acquisition of Agere FPGA	(254,232)	—
Acquisition of Cerdelinx	(2,530)	—
Other intangible assets acquired	—	(5,475)
Proceeds from sale of equity securities	9,930	—
Capital expenditures	(15,314)	(12,130)
Net cash used by investing activities	(116,357)	(17,516)

Cash flows from financing activities:
Repurchases of common stock, net	—	(10,614)
Extinguishment of convertible debt, net	(27,441)	—
Net proceeds from issuance of common stock	1,864	19,343
Net cash (used in) provided by financing activities	(25,577)	8,729

Net (decrease) increase in cash and cash equivalents	(95,562)	4,801
Beginning cash and cash equivalents	250,203	235,900
Ending cash and cash equivalents	$154,641	$240,701

Supplemental disclosures of cash flow information:
Cash (received) paid for income taxes, net	$(35,083)	$13,588
Cash paid for interest	$6,527	$6,175
Supplemental disclosures of non-cash investing and financing activities:
Unrealized loss on appreciation of foundry investments included in other comprehensive income	$(23,776)	—
Stock issued in Cerdelinx acquisition	$21,643	—

See Accompanying Notes to Condensed Consolidated Financial Statements.

LATTICE SEMICONDUCTOR CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 - Basis of Presentation:

The accompanying consolidated financial statements are unaudited and have been prepared by Lattice Semiconductor Corporation (“the Company”) pursuant to the rules and regulations of the Securities and Exchange Commission and in our opinion include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with our audited financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2001.

On August 26, 2002, we completed the stock for stock acquisition of Cerdelinx Technologies, Inc. (“Cerdelinx”) for 2.6 million shares valued at $8.30 per share. This transaction was accounted for as an asset purchase, and accordingly, the results of operations for Cerdelinx and estimated fair value of assets acquired and liabilities assumed were included in our condensed consolidated financial statements beginning August 26, 2002. This acquisition is discussed further in Note 4.

On January 18, 2002, we completed the acquisition of the field-programmable gate array (“FPGA”) business (“Agere FPGA”) of Agere Systems Inc. (“Agere”) for $250 million in cash. This transaction was accounted for as a purchase, and accordingly, the results of operations for Agere FPGA and estimated fair value of assets acquired and liabilities assumed were included in our condensed consolidated financial statements beginning January 18, 2002. This acquisition is discussed further in Note 5.

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the fiscal periods presented. Actual results could differ from these estimates.

We report based on a 52 or 53 week year ending on the Saturday closest to December 31. For ease of presentation, we have adopted the convention of using March 31, June 30, September 30 and December 31 as period end dates for all financial statement captions.

This Quarterly Report on Form 10-Q contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors, set forth in the section entitled “Factors Affecting Future Results” and elsewhere in this report.

Note 2 - Revenue Recognition:

Revenue from direct customers is recognized upon shipment provided that persuasive evidence of a sales arrangement exists, the price is fixed, title has transferred, collection of resulting receivables is reasonably assured, there are no customer acceptance requirements and no remaining significant obligations.  Certain of our sales are made to distributors under agreements providing price protection and right of return on unsold merchandise.  Revenue and cost relating to such distributor sales are deferred until the product is sold by the distributor and related revenue and costs are then reflected in income.  Revenue from software sales is not material.

Note 3 — Net Income Per Share:

Net income per share is computed based on the weighted average number of shares of common stock and potentially dilutive securities assumed to be outstanding during the period using the treasury stock method. Potentially dilutive securities consist of stock options, warrants to purchase common stock and convertible subordinated notes.

The most significant difference between the computation of basic and diluted net income per share is that basic net income per share does not treat potentially dilutive securities such as stock options, warrants and convertible subordinated notes as outstanding. For all periods presented, the computation of net loss per share excludes the effect of our stock options, warrants and convertible notes as they were antidilutive. A reconciliation of basic and diluted net income per share is presented below (in thousands, except for per share data):

	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2002	2001	2002	2001

Net loss	$(14,371)	$(104,601)	$(48,135)	$(97,002)
Shares used in basic net loss per share calculations	110,232	109,155	109,855	108,635

Dilutive effect of stock options and warrants	—	—	—	—

Shares used in diluted net loss per share	110,232	109,155	109,855	108,635
Basic net loss per share	$(0.13)	$(0.96)	$(0.44)	$(0.89)
Diluted net loss per share	$(0.13)	$(0.96)	$(0.44)	$(0.89)

Note 4 — Acquisition of Cerdelinx:

                On August 26, 2002, we completed the stock for stock acquisition of Cerdelinx for 2.6 million shares valued at $8.30 per share. Cerdelinx was an early stage fabless semiconductor company focused on the design of application specific standard products targeted towards emerging high-speed communications and storage applications. Cerdelinx had a team of engineers who were developing a portfolio of low-power CMOS transceivers and backplane interfaces with embedded high-speed SERDES I/O to support 10 gigabit-per-second applications. The acquisition will serve to enhance our silicon development efforts and our ability to deliver leading-edge programmable solutions within the ten-gigabyte, networking and storage market segments. This acquisition principally comprises intellectual property and a work force.  The core technology portion of the intellectual property is valued using a royalty savings methodology which discounts estimated royalties that would be paid on an after tax basis. The in-process technology portion of the intellectual property is valued using a discounted cash flow methodology described in detail below.  Work force is valued using a replacement cost methodology which discounts costs to an after tax amount.  The transaction was completed pursuant to an Agreement and Plan of Reorganization entered into on July 15, 2002, as amended on July 24, 2002, among Lattice, Cerdelinx and affiliated parties.  The components of the purchase price were as follows (in millions):

Stock issued and liabilities assumed	$22.8
Estimated direct acquisition costs	1.1
Total	$23.9

In conformity with Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets,” the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed.  As Cerdelinx was not considered a business under SFAS 141, “Business Combinations,” no goodwill was recognized.  In estimating the fair value of the assets acquired, management considered various factors, including an appraisal.  The purchase price allocation is subject to further refinement and change over the four quarters subsequent to the acquisition. We are in the process of completing our integration of Cerdelinx and accordingly, the amounts recorded are based on our current estimates of these costs. The total purchase price was allocated as follows (in millions):

Core technology	$7.2
Deferred stock compensation	5.8
In process research and development costs	5.7
Work force	4.7
Liabilities assumed	(1.2)
Equipment	1.1
Non-compete agreement	0.3
Cash	0.3
Total	$23.9

There were no significant exit costs incurred or accrued in connection with this transaction. Management does not expect intangible assets acquired to be deductible for income tax purposes.

Employees who joined Lattice as a result of this acquisition held Cerdelinx shares and options which were converted into 0.9 million Lattice shares and options which were either unvested or otherwise restricted from sale over terms up to four years at a grant price from $0.41 per share to $2.54 per share. The spread which is the difference between grant price and market value of our common stock on the Closing Date, aggregating $5.8 million on these shares and options, was recorded as paid-in capital and deferred stock compensation and is being amortized to operations equally over the vesting (or restriction lapsing) period as part of Amortization of Intangible Assets.

In-Process Research and Development (“IPR&D”)

IPR&D consists of those products obtained through acquisition that are not yet proven to be technologically feasible but have been developed to a point where there is value associated with them in relation to potential future revenue. Because technological feasibility was not yet proven and no alternative future uses are believed to exist for the in-process technologies, the assigned value was expensed immediately after the closing of the acquisition.

The fair value underlying the $5.7 million assigned to acquired IPR&D was determined by identifying research projects in areas for which technological feasibility had not been established and there were no alternative future uses. The acquired IPR&D consists of low-power CMOS transceivers and backplane interfaces with embedded high-speed SERDES I/O. These products are approximately 60% complete and are estimated to be completed in 2003 at an estimated cost of approximately $2 million.

The fair value was determined by an income approach where fair value is the present value of projected free cash flows that will be generated by the products incorporating the acquired technologies under development, assuming they are successfully completed. The estimated net free cash flows generated by the products over six year periods were discounted at rates ranging from 15 to 17 percent in relation to the stage of completion and the technical risks associated with achieving technological feasibility. The net cash flows for such projects were based on management’s estimates of revenue, expenses and asset requirements.

All of these projects have completion risks related to silicon functionality, architecture performance, process technology availability, packaging technology, continued availability of key technical personnel and product reliability. To the extent that estimated completion dates are not met, the risk of competitive product introduction is greater and revenue opportunity may be permanently lost.

The core technology included in the acquisition of Cerdelinx has an estimated weighted average useful life of approximately six years, and the work force and non-compete agreements included in the Cerdelinx acquisition have estimated useful lives of approximately four years resulting in a weighted average useful life of approximately five years.

Note 5 — Acquisition of Agere FPGA:

On January 18, 2002, we completed the acquisition of Agere FPGA for $250 million in cash. This acquisition increased our share of the PLD market, accelerated our entry into the FPGA portion of the market and provided us with additional technical employees and intellectual property. This acquisition principally comprises intellectual property, which was valued using a discounted cash flow methodology of which goodwill was a by-product. The transaction was completed pursuant to an Asset Purchase Agreement dated as of December 7, 2001 between Lattice and Agere.  The components of  the purchase price were as follows (in millions):

Cash	$250.0
Estimated direct acquisition costs	6.3
Total	$256.3

In accordance with Financial Accounting Standard (SFAS) No. 141, “Business Combinations,” the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. In estimating the fair value of the assets acquired, management considered various factors, including an appraisal. The purchase price allocation is subject to further refinement and change over the next two quarters. We are in the process of completing our integration of Agere FPGA, and accordingly, the amounts recorded are based on our current estimates of these costs. The total purchase price was allocated as follows (in millions):

Excess of purchase price over net assets acquired	$142.0
Current technology	63.3
In process research and development	24.2
Fair value of non-compete agreement	13.8
Licensed technology	10.2
Inventory	2.6
Backlog	1.6
Property, plant and equipment	0.2
Accrued liabilities	(1.6)
Total	$256.3

There were no significant exit costs incurred or accrued in connection with this transaction. Management expects the costs of this acquisition, including goodwill, to be deductible for income tax purposes.

Employees joining us from Agere during the first quarter of 2002 were awarded approximately 1.1 million stock options which vest equally over four years at a grant price of $14.76 per share. The difference between grant price and market value of our common stock on the grant date, aggregating approximately $7.0 million, was recorded as paid-in capital and deferred stock compensation and is being amortized to operations ratably over the vesting period as part of Amortization of Intangible Assets.

In-Process Research and Development (“IPR&D”)

IPR&D consists of those products obtained through acquisition that are not yet proven to be technologically feasible but have been developed to a point where there is value associated with them in relation to potential future revenue. Because technological feasibility was not yet proven and no alternative future uses are believed to exist for the in-process technologies, the assigned value was expensed immediately upon the closing date of the acquisition.

The value of $24.2 million assigned to acquired IPR&D was determined by identifying research projects in areas for which technological feasibility had not been established and there was no alternative future use. Projects in the IPR&D category are the ORCA 4 FPGA family, the next generation ORCA 5 FPGA family and the FPSC field-programmable system chips. The following is a brief description of these projects. The ORCA 4 FPGA family project, increasing speed and density and enhancing yields, was approximately 85% complete and estimated to be completed by 2003 at an estimated cost of $1.5 million. This project is currently expected to be completed during the fourth quarter of 2002 with no material change in cost. The next generation ORCA 5 FPGA family project, increasing speed and density while reducing die size, was approximately 50% complete and estimated to be completed by 2004 at an estimated cost of $2 million. There has been no material change in the schedule or estimated cost of this project. The future development of FPSC field-programmable system chips (field-programmable system chips which combine embedded pre-defined logic circuits with the ORCA 4 and ORCA 5 FPGA platforms) was approximately 25% to 90% complete, and  estimated to be completed by 2004 at an estimated cost of $2 million. There has been no material change in the schedule or estimated cost of this project. The IPR&D value of $24.2 million was determined by an income approach where fair value is the present value of projected free cash flows that will be generated by the products incorporating the acquired technologies under development, assuming they are successfully completed. The estimated net free cash flows generated by the products over 5-7 year periods were discounted at rates ranging from 23 to 25 percent in relation to the stage of completion and the technical risks associated with achieving technological feasibility. The net cash flows for such projects were based on management’s estimates of revenue, expenses and asset requirements. Any delays or failures in the completion of these projects could impact our expected return on investment and future results. In addition, our financial condition would be adversely affected if the value of other intangible assets acquired became impaired.

All of these projects have completion risks related to silicon functionality, architecture performance, process technology availability, packaging technology, continued availability of key technical personnel, product reliability and availability of software support. To the extent that estimated completion dates are not met, the risk of competitors’ product introductions is greater and revenue opportunity may be permanently lost.

The non-compete agreement from Agere and the current and licensed technology included in the acquisition of Agere FPGA have an estimated weighted average useful life of approximately 6.3 years.  In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the excess of purchase price over net assets acquired, or Goodwill, will be subject to an impairment test at least annually and will not be amortized (see Note 8).

Pro forma results

The following pro forma results of operations information are provided for illustrative purposes only and do not purport to be indicative of the consolidated results of operations for future periods or that actually would have been realized had Lattice and Agere FPGA been a consolidated entity during the periods presented. The pro forma results combine the results of operations as if Agere FPGA had been acquired as of the beginning of the periods presented. The results include the impact of certain adjustments such as intangible asset amortization, estimated changes in interest income (expense) related to cash outlays associated with the transaction and income tax benefits related to the aforementioned adjustments. Additionally, the in-process research and development charge of $24.2 million discussed above has been excluded from the periods presented due to its non-recurring nature.

(in thousands, except per share amounts)

(unaudited)

	Nine months ended
	Sept. 30, 2002	Sept. 30, 2001

Revenue	$176,808	$300,218
Net loss	$(32,607)	$(107,665)
Basic net loss per share	$(.30)	$(.99)
Diluted net loss per share	$(.30)	$(.99)

Note 6 — Inventories (in thousands):

	Sept. 30, 2002	Dec. 31, 2001

Work in progress	$41,926	$44,460
Finished goods	18,938	20,466
	$60,864	$64,926

Note 7 — Changes in Stockholders’ Equity (in thousands):

	Common Stock	Paid-in Capital	Deferred Stock Comp.	Accumulated Other Comprehensive Income	Retained Earnings	Total

Balances, December 31, 2001	$1,094	$548,053	$(2,739)	$22,932	$270,430	$839,770
Common stock issued	29	20,016	—	—	—	20,045
Tax benefit of option exercises	—	797	—	—	—	797
Unrealized loss on foundry investments (Note 10)	—	—	—	(20,378)	—	(20,378)
Reclassify gain on sale of foundry investments previously unrealized (Note 10)	—	—	—	(3,398)	—	(3,398)
Deferred stock compensation	—	11,945	(11,945)	—	—	—
Amortization of deferred stock compensation	—	—	1,887	—	—	1,887
Translation adjustment	—	—	—	633	—	633
Net loss for the nine-month period	—	—	—		(48,135)	(48,135)
Balances, September 30, 2002	$1,123	$580,811	$(12,797)	$(211)	$222,295	$791,221

Total comprehensive loss for the first nine-month period of 2002 was approximately $71.3 million and comprises $48.1 million net loss from operations, $23.8 million in unrealized loss and reclassifications related to foundry investments, offset by $0.6 million of translation adjustments.

Note 8 — New Accounting Pronouncements:

In June 2001, the FASB issued SFAS 142, which supersedes APB Opinion No. 17, “Intangible Assets.” SFAS 142, among other things, establishes new standards for intangible assets acquired in a business combination, eliminates amortization of goodwill and sets forth requirements to periodically evaluate goodwill for impairment. We adopted this statement during the first quarter of 2002 and thus goodwill and certain intangibles with indefinite lives are no longer being amortized. Accordingly, approximately $8 million of previous quarterly amortization is no longer being recorded. To apply SFAS 142, a company is divided into separate “reporting units,” each representing groups of products that are separately managed.  For this purpose, we have one reporting unit.  To determine whether or not goodwill may be impaired, a test is required comparing the book value of the “reporting unit” to its trading price. Similar tests are required in the future, at least annually, and more often where there is a change in circumstances that could result in an impairment of goodwill.  If the trading price of our common stock is below the book value for a sustained period, a goodwill impairment test will be performed by comparing book value to estimated market value (trading price plus a control premium).  The excess of book value over estimated market value will then be subtracted from the goodwill account with a resulting charge to operations. Subsequent unrealized recoveries in market value, if any, will not be recorded. We have completed an initial goodwill impairment assessment as of January 1, 2002 to determine if a transition impairment charge should be recognized under SFAS 142. Upon assessment, no transition impairment charge was recorded.

The following table presents the impact of SFAS 142 on our net income and our net income per share had the new standard been in effect for the nine months ended September 30, 2002 and 2001, the years ended December 31, 2001 and 2000, respectively, and the nine months ended December 31, 1999:

(in thousands, except per share amounts)

(unaudited)

	Nine months ended		Year ended		Nine months ended
	Sept. 30, 2002	Sept. 30, 2001	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 1999

Net (loss) income — as reported	$(48,135)	$(97,002)	$(109,519)	$167,887	$(48,146)
Adjustments:
Amortization of goodwill	—	23,965	32,949	30,997	18,222
Income tax effect	—	(9,050)	(12,206)	(11,140)	(6,848)
Net adjustments	—	14,915	20,743	19,857	11,374
Net (loss) income — as adjusted	$(48,135)	$(82,087)	$(88,776)	$187,744	$(36,772)
Basic net (loss) income per share — as reported	$(.44)	$(.89)	$(1.01)	$1.65	$(.50)
Basic net (loss) income per share — adjusted	$(.44)	$(.76)	$(.82)	$1.85	$(.39)
Diluted net (loss) income per share — as reported	$(.44)	$(.89)	$(1.01)	$1.47	$(.50)
Diluted net (loss) income per share — adjusted	$(.44)	$(.76)	$(.82)	$1.64	$(.39)

The following tables present details of the Company’s total purchased intangible assets (in millions):

Sept. 30, 2002	Gross	Accumulated amortization	Net

Current technology	$273.6	$(147.0)	$126.6
Core technology	7.2	(0.1)	7.1
Licenses	10.2	(1.0)	9.2
Non-compete agreements	14.1	(3.2)	10.9
Workforce	4.7	(0.1)	4.6
Customer list	17.4	(11.5)	5.9
Patents and trademarks	26.8	(17.7)	9.1
Total	$354.0	$(180.6)	$173.4

December 31, 2001	Gross	Accumulated amortization	Net

Current technology	$210.2	$(106.8)	$103.4
Customer list	17.4	(8.9)	8.5
Patents and trademarks	26.8	(13.6)	13.2
Total	$254.4	$(129.3)	$125.1

The estimated future amortization expense of purchased intangible assets as of September 30, 2002 is as follows (in millions):

Fiscal Year:	Amount

2002 (remaining three months)	$17.7
2003	71.3
2004	43.7
2005	14.3
2006	10.8
2007	9.8
Later years	5.8
$173.4

The estimated future amortization expense of deferred stock compensation attributable to Research and Development activities as of September 30, 2002 is approximately $1.1 million for the remaining three months of 2002, $4.2 million annually for 2003 and 2004, and $3.1 million for 2005.

In October 2001, the FASB issued SFAS 144, “Accounting for the Disposal of Long-Lived Assets,” which supersedes SFAS 121, “Accounting for the Impairment Of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS 144 retains the fundamental provisions of SFAS 121 regarding the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale, but provides additional definition and measurement criteria for determining when an impairment has occurred. Goodwill and financial instruments are excluded from the scope of SFAS 144, however amortizable intangible assets fall within its scope. The adoption of this statement in the first quarter of 2002 did not have a material impact on our results of operations, financial position or cash flows.

In May 2002, the FASB issued SFAS 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections.” Among other things, SFAS 145 rescinds various pronouncements regarding early extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” are met. SFAS 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. Management adopted this pronouncement during the second quarter of 2002.

During the second and third quarter of 2002, we extinguished approximately $9.2 million and $24.3 million, respectively, face value of our 4¾% convertible notes for approximately $8.0 million and $19.8 million in cash, respectively, including accrued interest. We recognized gains of approximately $1.2 million and $4.5 million, respectively, in connection with these transactions. As specified in SFAS 145, these gains were recorded in “Other income, net” in the accompanying Condensed Consolidated Statement of Operations.

In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 eliminates the definition and requirement for recognition of exit costs in Emerging Issues Task Force (EITF) Issue No. 94-3 where a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002. We do not believe that the adoption of this statement will have a material impact on our results of operations, financial position or cash flows.

Note 9 — Legal Matters:

We are not currently a party to any material legal proceedings.

Note 10 — Unrealized Loss on Foundry Investments:

In 1995, we entered into a series of agreements with United Microelectronics Corporation (“UMC”), a public Taiwanese company, pursuant to which we agreed to join UMC and several other companies to form a separate Taiwanese corporation, (“UICC”), for the purpose of building and operating an advanced semiconductor manufacturing facility in Taiwan, Republic of China.  Under the terms of the agreements, we invested approximately $49.7 million for an approximate 10% equity interest in the corporation and the right to receive a percentage of the facility’s wafer production at market prices.

In 1996, we entered into an agreement with Utek Corporation (“Utek”), a public Taiwanese company in the wafer foundry business that became affiliated with the UMC group in 1998, pursuant to which we agreed to make a series of equity investments in Utek under specific terms. In exchange for these investments, we received the right to purchase a percentage of Utek’s wafer production. Under this agreement, we invested approximately $17.5 million. On January 3, 2000, UICC and Utek merged into UMC.

We own 88,151,430 shares of UMC at September 30, 2002 of which 23,259,813 are restricted from sale for more than one year by the terms of our agreement with UMC.  Under the terms of the UMC agreement, if we sell any of these shares, our rights to guaranteed wafer capacity at UMC may be reduced on a pro-rata basis based on the number of shares that we sell.  If we sell over 10,057,351 of these shares, we may lose all of our rights to guaranteed wafer capacity at UMC.  The restricted shares are carried at cost on our Consolidated Balance Sheet until they are sold, or become Available for Sale, or the value suffers an other than temporary impairment.  Available for Sale shares are marked to market in our Consolidated Balance Sheet until they are sold at which time a gain or loss is recognized in our Consolidated Statement of Operations.  Unrealized gains and losses from Available for Sale shares are included in Accumulated Other Comprehensive Income (Loss) within Stockholders’ Equity.  An other than temporary impairment of UMC share value could result in a reduction of the Balance Sheet carrying value and would result in a charge to our Consolidated Statement of Operations.

In the September 2001 quarter, the carrying value of the UMC shares was reduced as we recorded a $152.8 million loss representing a decline in the market value of our UMC shares.  In each quarter that the market value of the UMC investment is below carrying value, we evaluate whether the investment is other than temporarily impaired.  We recorded the unrealized loss on our UMC investment in the September 30, 2001 Statement of Operations.  At that time, we believed the investment was other than temporarily impaired for the following reasons:

1)              It was becoming increasingly likely that the stock price would not recover based on the increasing size of the unrealized loss, the extended time period during which the stock price had continued to decline without a trend reversal, and the dampening volatility, which indicated to us that the stock price was becoming more stable;

2)              UMC’s financial performance had weakened relative to earlier quarters;

3)              The opinion of many industry observers and analysts regarding the semiconductor downturn had become significantly more negative;

4)              The events of September 11 further exacerbated market conditions;

5)              We had previously believed that UMC would initiate an ADR conversion program that would enable us to sell our shares at a premium on the New York Stock Exchange, but such a program was never initiated; and

6)              Although we still had the intent and ability to hold the shares for an indefinite period, we concluded this fact did not overcome the negative factors associated with the shares.

The carrying value of our investment in UMC was approximately $103.1 million at December 31, 2001. During the first nine months of 2002, we recorded a $31.4 million unrealized loss ($20.4 million net of tax and reflected in Accumulated Other Comprehensive Income) related to changes in the market value of our unrestricted UMC shares. In connection with the sale of certain unrestricted UMC shares discussed below, approximately $3.4 million of previously unrealized gain (net of tax) on these shares was realized. During the second quarter of 2002, we sold approximately 7.6 million of our unrestricted UMC shares for approximately $9.9 million cash. The resultant $4.0 million pre-tax gain associated with these sales was recorded in “Other income, net” in the accompanying Condensed Consolidated Statement of Operations and represents the difference between market value on the date of sale and the carrying value at September 30, 2001. The resultant carrying value of our UMC shares was approximately $61.0 million at September 30, 2002 and this balance is classified as part of Foundry investments, advances and other assets.

If we liquidate our UMC shares, it is likely that the amount of any future realized gain or loss will be different from the accounting gain or loss reported in prior periods.

Note 11 — Segment and Geographic Information:

We operate in one industry segment comprising the design, development, manufacture and marketing of high performance programmable logic devices. Our sales by major geographic area were as follows (in thousands):

	Three months ended		Nine months ended
	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001

United States	$21,906	$26,103	$70,617	$114,469
Export Sales:
Europe	14,825	16,416	45,272	64,076
Asia	17,133	12,840	47,247	51,430
Other	2,208	2,679	8,280	13,243
	34,166	31,935	100,799	128,749
	$56,072	$58,038	$171,416	$243,218

Resale of product through two distributors accounted for approximately 23% and 19% of revenue in the first nine months of 2002, and 30% and 20%, respectively, for the first nine months of 2001. More than 90% of our property and equipment is located in the United States. Other long-lived assets located outside the United States consist primarily of foundry investments and advances (see Note 10).

Note 12 — Subsequent Events:

To date in the fourth quarter of 2002, we extinguished an additional $18.4 million of our convertible subordinated notes for approximately $15.0 million in cash, resulting in a gain of approximately $3.6 million.

SCHEDULE C

FINANCIAL STATEMENTS
OF LATTICE SEMICONDUCTOR CORPORATION
INCLUDED IN ITS ANNUAL REPORT ON FORM 10-K
FOR THE YEAR ENDED DECEMBER 31, 2001

CONSOLIDATED BALANCE SHEET

(in thousands, except share and par value amounts)

	December 31, 2001	December 31, 2000
	(note 1)
Assets
Current assets:
Cash and cash equivalents	$250,203	$235,900
Short-term investments	281,363	299,508
Accounts receivable, net	19,452	49,688
Inventories (note 2)	64,926	59,493
Prepaid expenses and other current assets	28,747	23,249
Deferred income taxes (note 7)	31,591	49,093
Total current assets	676,282	716,931
Foundry investments, advances and other assets (note 5)	162,418	189,407
Property and equipment, less accumulated depreciation (note 3)	63,222	68,554
Intangible assets, less accumulated amortization of $212,002 and $127,653 (note 4)	206,468	286,358
Deferred income taxes (note 7)	65,590	34,634
	$1,173,980	$1,295,884

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$20,201	$74,160
Accrued payroll obligations	18,054	22,876
Income taxes payable (note 7)	2,751	9,484
Deferred income	18,103	58,184
Total current liabilities	59,109	164,704
4¾% Convertible notes due in 2006 (note 8)	260,000	260,000
Other long-term liabilities	15,101	15,525
Commitments and contingencies (notes 5, 6, 10 and 11)	—	—
Stockholders’ equity (note 9):
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value, 300,000,000 shares authorized; 109,428,061 and 107,533,379 shares issued and outstanding	1,094	1,075
Paid-in capital	548,053	522,492
Deferred stock compensation	(2,739)	—
Other comprehensive income (loss)	22,932	(47,861)
Retained earnings	270,430	379,949
	839,770	855,655
	$1,173,980	$1,295,884

The Accompanying Notes are an Integral Part of this Statement

LATTICE SEMICONDUCTOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,		Nine Months Ended December 31,
	2001	2000	1999
Revenue (note 13)	$295,326	$567,759	$269,699
Costs and expenses:
Cost of products sold	111,498	217,830	108,687
Research and development	71,679	77,057	45,903
Selling, general and administrative (note 12)	53,027	81,082	50,676
In-process research and development (note 4)	—	—	89,003
Amortization of intangible assets(1) (note 4)	84,349	81,873	45,780
	320,553	457,842	340,049
(Loss) income from operations	(25,227)	109,917	(70,350)
Other (expense) income, net:
Interest income	17,733	16,202	6,057
Interest expense (note 8)	(13,962)	(14,036)	(9,732)
(Loss) gain on foundry investments (note 5)	(152,795)	149,960	—
Other income (expense), net	285	28	(445)
	(148,739)	152,154	(4,120)
(Loss) income before (benefit) provision for income taxes	(173,966)	262,071	(74,470)
(Benefit) provision for income taxes (note 7)	(64,447)	94,184	(27,989)
(Loss) income before extraordinary item	(109,519)	167,887	(46,481)
Extraordinary item, net of income taxes (note 8)	—	—	(1,665)
Net (loss) income	$(109,519)	$167,887	$(48,146)
Basic (loss) income per share, before extraordinary item	$(1.01)	$1.65	$(0.49)
Diluted (loss) income per share, before extraordinary item	$(1.01)	$1.47	$(0.49)
Basic net (loss) income per share	$(1.01)	$1.65	$(0.50)
Diluted net (loss) income per share	$(1.01)	$1.47	$(0.50)
Shares used in per share calculations:
Basic	108,814	101,716	95,428
Diluted	108,814	120,321	95,428

(1)          Includes $397 of amortization of deferred stock compensation expense for the year ended December 31, 2001 attributable to Research and Development activities.

The Accompanying Notes are an Integral Part of this Statement

LATTICE SEMICONDUCTOR CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except par value)

	Common Stock		Paid-in Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Retained Earnings
	($0.01 Par Value)
	Shares	Amount					Total
Balances, March 31, 1999	94,388	$944	222,582	$—	—	260,208	$483,734
Common stock issued	2,183	22	14,187	—	—	—	14,209
Fair value of options issued to Vantis employees	—	—	23,982	—	—	—	23,982
Tax benefit of option exercises	—	—	8,937	—	—	—	8,937
Other	—	—	57	—	—	—	57
Net loss for fiscal period 1999	—	—	—	—	—	(48,146)	—
Total comprehensive loss	—	—	—	—	—	—	(48,146)
Balances, December 31, 1999	96,571	966	269,745	—	—	212,062	482,773
Common stock issued	11,502	114	237,266	—	—	—	237,380
Repurchase of common stock	(540)	(5)	(9,375)	—	—	—	(9,380)
Tax benefit of option exercises	—	—	24,856	—	—	—	24,856
Unrealized loss on foundry investments (net of tax of $30.0 million—note 5)	—	—	—	—	(47,861)	—	—
Net income for 2000	—	—	—	—	—	167,887	—
Total comprehensive income	—	—	—	—	—	—	120,026
Balances, December 31, 2000	107,533	1,075	522,492	—	(47,861)	379,949	855,655
Common stock issued	2,491	25	20,491	—	—	—	20,516
Repurchase of common stock	(596)	(6)	(10,608)	—	—	—	(10,614)
Tax benefit of option exercises	—	—	12,542	—	—	—	12,542
Impairment loss on foundry investments (note 5)	—	—	—	—	47,861	—	—
Unrealized gain on foundry investments (net of tax of $13.3 million—note 5)	—	—	—	—	24,106	—	—
Deferred stock compensation	—	—	3,136	(3,136)	—	—	—
Amortization of deferred stock compensation	—	—	—	397	—	—	397
Translation adjustments	—	—	—	—	(1,174)	—	—
Net loss for 2001	—	—	—	—	—	(109,519)	—
Total comprehensive loss	—	—	—	—	—	—	(38,726)
Balances, December 31, 2001	109,428	$1,094	$548,053	$(2,739)	$22,932	$270,430	$839,770

The Accompanying Notes are an Integral Part of this Statement

LATTICE SEMICONDUCTOR CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended December 31,		Nine Months Ended December 31,
	2001	2000	1999
Cash flow from operating activities:
Net (loss) income	$(109,519)	$167,887	$(48,146)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	106,539	102,213	57,842
Loss (gain) on value of foundry investments	152,795	(149,960)	—
In-process research and development costs	—	—	89,003
Tax benefit of option exercises	12,542	24,856	8,937
Extraordinary item, net of income taxes	—	—	(1,665)
Changes in assets and liabilities (net of purchase accounting adjustments):
Accounts receivable	30,236	(16,012)	(5,206)
Inventories	(5,433)	(33,457)	(884)
Prepaid expenses and other current assets	(7,327)	(2,842)	(387)
Deferred income taxes	(55,369)	15,092	(53,011)
Foundry investments, advances and other assets	(11,478)	(359)	769
Accounts payable and accrued expenses	(53,959)	(10,515)	2,054
Accrued payroll obligations	(4,822)	3,970	443
Income taxes payable	(6,733)	(2,975)	7,474
Deferred income	(40,081)	12,996	25,195
Other liabilities	(424)	3,371	7,443
Net cash provided by operating activities	6,967	114,265	89,861
Cash flow from investing activities:
Proceeds from (purchase of) short-term investments, net	18,145	(199,192)	139,817
Acquisition of Vantis Corporation, net of cash acquired	—	—	(439,258)
Other acquisition costs	(2,233)	—	—
Intangible assets	(5,189)	4,886	—
Foundry investments	—	—	(4,593)
Capital expenditures	(13,751)	(25,883)	(15,675)
Net cash used by investing activities	(3,028)	(220,189)	(319,709)
Cash flow from financing activities:
Proceeds from bank borrowings and convertible notes	—	—	513,000
Payments on bank borrowings	—	—	(253,000)
Debt issuance costs	—	—	(9,895)
Repurchase of common stock	(10,614)	(9,380)	—
Net proceeds from issuance of common stock	20,978	237,380	14,266
Net cash provided by financing activities	10,364	228,000	264,371
Net increase in cash and cash equivalents	14,303	122,076	34,523
Beginning cash and cash equivalents	235,900	113,824	79,301
Ending cash and cash equivalents	$250,203	$235,900	$113,824
Supplemental disclosure of non-cash investing and financing activities:
Fair value of options issued to Vantis employees (note 4)	$—	$—	$23,982
Unrealized gain (loss) on appreciation of foundry investments included in other comprehensive income (loss)	$24,106	$(47,861)	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations.  Lattice Semiconductor Corporation designs, develops and markets high performance programmable logic devices, or PLDs, and related software.  Programmable logic devices are widely-used semiconductor components that can be configured by the end customer as specific logic circuits, and enable the end customer to shorten design cycle times and reduce development costs.  Our end customers are primarily original equipment manufacturers in the communications, computing, industrial, military and consumer end markets.

Fiscal Reporting Period.  We report based on a 52 or 53 week year ending on the Saturday closest to December 31.  For ease of presentation, we have adopted the convention of using March 31, June 30, September 30 and December 31 as period end dates for all financial statement captions.  In the fourth quarter of 1999, we changed our fiscal year end from March 31 to December 31.  The nine month fiscal period ended January 1, 2000 is referred to as “the nine months ended December 31, 1999” or “fiscal period 1999.”

Principles of Consolidation.  On June 15, 1999, we completed the acquisition of all of the outstanding capital stock of Vantis Corporation (“Vantis”) from Advanced Micro Devices, Inc. (“AMD”).  The transaction was accounted for as a purchase, and accordingly, the results of operations of Vantis and estimated fair value of assets acquired and liabilities assumed were included in our consolidated financial statements beginning June 16, 1999 (see note 4).  The accompanying consolidated financial statements include the accounts of Lattice Semiconductor Corporation and its subsidiaries, all wholly-owned, after the elimination of all significant intercompany balances and transactions.

Cash Equivalents and Short-Term Investments.  We consider all highly liquid investments, which are readily convertible into cash and have original maturities of three months or less, to be cash equivalents.  Short-term investments, which are relatively less liquid and have maturities of less than one year, were composed of corporate auction preferred stocks ($160.0 million), municipal and local government obligations ($102.1 million), and time deposits ($19.2 million) at December 31, 2001.

We account for our short-term investments as held-to-maturity, and state them at amortized cost with corresponding premiums or discounts amortized over the life of the investment as interest income.  Amortized cost approximated fair value at December 31, 2001.

Financial Instruments.  The carrying value of our financial instruments approximates fair value except the restricted portion of our foundry investment in Taiwan, which is carried at cost (see note 5).  We estimate the fair value of cash and cash equivalents, short-term investments, accounts receivable, other current assets and current liabilities based upon existing interest rates related to such assets and liabilities compared to the current market rates of interest for instruments of similar nature and degree of risk.

Derivative Financial Instruments.  As of December 31, 2001, 2000 and 1999 and for the fiscal periods then ended, we had no outstanding derivatives, including foreign exchange contracts for the purchase or sale of foreign currencies.  We do not enter into derivative financial instruments for trading purposes.

Foreign Exchange.  A portion of our silicon wafer purchases are denominated in Japanese yen.  We maintain yen-denominated bank accounts and bill our Japanese customers in yen.  The yen bank deposits utilized to hedge yen-denominated wafer purchases are accounted for as identifiable hedges against specific and firm wafer purchases.  Gains or losses from foreign exchange rate fluctuations on unhedged balances denominated in foreign currencies are reflected in Other Income.  Realized and unrealized gains or losses were not significant for the fiscal periods presented.

Concentrations of Credit Risk.  Financial instruments which potentially expose us to concentrations of credit risk consist primarily of short-term investments and trade receivables.  We place our investments through several financial institutions and mitigate the concentration of credit risk by placing percentage limits on the maximum portion of the investment portfolio which may be invested in any one investment instrument.  Investments consist primarily of A1 and P1 or better rated U.S. commercial paper, U.S. government agency obligations and other money market instruments, “AA” or better rated municipal obligations, money market preferred stocks and other time deposits.  Concentrations of credit risk with respect to trade receivables are mitigated by a geographically diverse customer base and our credit and collection process.  Accounts receivable are shown net of allowances for doubtful accounts of $1,475,000 and $1,700,000 at December 31, 2001 and 2000, respectively.  We perform credit evaluations for all customers and secure transactions with letters of credit or advance payments where necessary.  Write-offs for uncollected trade receivables have not been significant to date.

Revenue Recognition.  Revenue from direct customers is recognized upon shipment provided that persuasive evidence of a sales arrangement exists, the price is fixed, title has transferred, collection of resulting receivables is probable, there are no customer acceptance requirements and no remaining significant obligations.  Certain of our sales are made to distributors under agreements providing price protection and right of return on unsold merchandise.  Revenue and cost relating to such distributor sales are deferred until the product is sold by the distributor and related revenue and costs are then reflected in income.

Inventories and Inventory Valuation Allowances.  Inventories are stated at the lower of first-in, first-out cost or market on a quarterly basis.  In addition, we establish reserves for unproven, excess and obsolete inventories.

Long-Lived Assets.  We account for our long-lived assets, primarily Property and equipment and Intangible assets, in accordance with Statement of Financial Accounting Standards No. 121 (SFAS 121), “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” which requires us to review the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Impairment is measured by comparing the estimated undiscounted cash flows to the carrying amount.  A loss is recorded if the carrying amount of the asset exceeds the estimated undiscounted cash flows.

Property and Equipment.  Property and equipment are stated at cost.  Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful lives of the related assets, generally three to five years for equipment and software and thirty years for buildings.  Accelerated methods of computing depreciation are generally used for income tax purposes.

Intangible Assets.  Intangible assets consist of goodwill and other intangibles related to our acquisition of Vantis Corporation (see note 4) and the acquisition of Integrated Intellectual Property, Inc. (“I2P”) on March 16, 2001.  These assets are generally being amortized over five years, and fifteen years for income tax purposes, on a straight-line basis.  The undiscounted cash flows method is used to assess the carrying value of goodwill (see note 5 and New Accounting Pronouncements in this footnote).

Translation of Foreign Currencies.  We translate accounts denominated in foreign currencies in accordance with SFAS 52, “Foreign Currency Translation.”  Translation adjustments related to the consolidation of foreign subsidiary financial statements are reflected in other comprehensive income (loss) in Stockholders’ Equity.  Foreign currency transaction gains and losses, which were insignificant for the fiscal periods presented, are included in other income.

Research and Development.  Research and development costs are expensed as incurred.

Stock-Based Compensation.  We account for our employee and director stock options and employee stock purchase plan in accordance with provisions of Accounting Principles Board Opinion No. 25 (“APB 25”),

“Accounting for Stock Issued to Employees.”  Additional pro forma disclosures as required under SFAS 123, “Accounting for Stock-Based Compensation,” are presented in note 9.  Pursuant to FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Based Compensation — an interpretation of APB Opinion No. 25,” effective July 1, 2000, the “in-the-money” portion of stock options granted to employees in connection with acquisitions is accounted for as Deferred stock compensation in Stockholders’ Equity and amortized to operations over the vesting periods of the options.

Net Income Per Share.  Net income per share is computed based on the weighted average number of shares of common stock and potentially dilutive securities assumed to be outstanding during the period using the treasury stock method.  Potentially dilutive securities consist of stock options, warrants to purchase common stock and convertible subordinated notes.

The most significant difference between basic and diluted net income per share is that basic net income per share does not treat potentially dilutive securities such as convertible subordinated notes, options and warrants as outstanding.  Diluted loss per common share for 2001 and fiscal period 1999 is based only on the weighted average number of common shares outstanding during these periods, as the inclusion of options, warrants and convertible subordinated notes would have been antidilutive.  For 2000, diluted weighted-average shares outstanding include the effect of stock options, warrants and approximately 12.5 million shares issuable on the assumed conversion of our $260 million of convertible subordinated notes (see note 8).  For 2000, diluted net income per share is adjusted to exclude interest expense and debt issuance cost amortization (net of tax) of approximately $8.3 million and $1.2 million, respectively.  A reconciliation of the numerators and denominators of basic and diluted net income per share is presented below:

	Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2000	Nine Months Ended Dec. 31, 1999
	(in thousands, except for per share data)
Basic and diluted net (loss) income	$(109,519)	$167,887	$(48,146)
Shares used in basic net income per share calculations	108,814	101,716	95,428
Dilutive effect of stock options, warrants and convertible notes	—	18,605	—
Shares used in diluted net income per share calculations	108,814	120,321	95,428
Basic net (loss) income per share	$(1.01)	$1.65	$(0.50)
Diluted net (loss) income per share	$(1.01)	$1.47	$(0.50)

On August 31, 2000 our Board of Directors approved a two-for-one stock split of our common stock to be effected in the form of a stock dividend of one share of common stock for each share of our outstanding common stock.  This dividend was paid on October 11, 2000 to stockholders of record on September 20, 2000.  On August 11, 1999 our Board of Directors approved a two-for-one stock split of our common stock to be effected in the form of a stock dividend of one share of common stock for each share of our outstanding common stock.  All share and per share amounts presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively to reflect these two-for-one splits.

In July 2000, we completed a follow-on public stock offering, consisting of 8,000,000 shares of our common stock at a price of $27.44 per share.  Our net proceeds were approximately $210 million after deducting underwriting discounts and offering expenses.

Comprehensive Income (Loss).  Comprehensive income (loss) approximated net income (loss) for fiscal period 1999.  For 2000, comprehensive income consists primarily of net income of $167.9 million and an unrealized loss on depreciation of unrestricted foundry investments (net of tax) of approximately $47.9 million (see note 5).  For 2001, comprehensive income consists primarily of net loss of  $109.5 million offset by an unrealized gain recorded related to the market value appreciation of our unrestricted foundry investments (net of tax) of approximately $72.0 million (see note 5).

Statement of Cash Flows.  Income taxes paid approximated $7.3 million, $55.9 million and $10.1 million in 2001, 2000, and fiscal period 1999, respectively.  Interest paid aggregated approximately $12.4 million, $12.3 million and $6.9 million in 2001, 2000, and fiscal period 1999, respectively.

Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, such as accounts receivable, inventory and deferred income taxes and liabilities, such as accrued liabilities, income taxes and deferred income, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the fiscal periods presented. Actual results could differ from those estimates.

New Accounting Pronouncements.  In June 1998, the FASB issued SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”  SFAS 133 establishes new accounting treatment for derivatives and hedging activities and supersedes and amends a number of existing accounting standards.  We adopted this pronouncement in the first quarter of 2001; such adoption did not and has not had a material effect on the consolidated financial statements.

In June 2001, the FASB issued SFAS 142, “Goodwill and Other Intangible Assets,” which supersedes APB Opinion No. 17, “Intangible Assets.”  SFAS 142, among other things, establishes new standards for intangible assets acquired in a business combination, eliminates amortization of goodwill and sets forth requirements to periodically evaluate goodwill for impairment.  We will adopt this statement during the first quarter of 2002, at which time goodwill and certain intangibles with indefinite lives will no longer be amortized, eliminating approximately $8 million of existing quarterly amortization.  Amortization expense for the fourth quarter of 2001 and for the year ended December 31, 2001 was approximately $21.3 million and $84.3 million, respectively.  As of December 31, 2001, the consolidated balance sheet caption “Intangible Assets” included approximately $81.4 million of goodwill and $125.1 million of other intangible assets.  We will complete an initial goodwill impairment assessment in 2002 to determine if a transition impairment charge should be recognized under SFAS 142.  We do not anticipate a material impairment charge upon the completion of the initial impairment review.

In October 2001, the FASB issued SFAS 144, “Accounting for the Disposal of Long-Lived Assets,” which supersedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.”  SFAS 144 retains the fundamental provisions of SFAS 121 regarding the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed by sale, but provides additional definition and measurement criteria for determining when an impairment has occurred.  Goodwill and financial assets are excluded from the scope of SFAS 144, however, amortizable intangible assets fall within its scope.  We do not expect this pronouncement to materially affect our financial statements when we adopt it during the first quarter of 2002.

Financial Presentation.  Reclassifications of prior year balances included in our consolidated financial statements have been made to conform to the 2001 presentation.  Such reclassifications had no effect on the results of operations or on Stockholders’ Equity.

NOTE 2.  INVENTORIES

	December 31,
	2001	2000
	(in thousands)
Work in progress	$44,460	$37,718
Finished goods	20,466	21,775
	$64,926	$59,493

NOTE 3.  PROPERTY AND EQUIPMENT

	December 31,
	2001	2000
	(in thousands)
Land	$2,099	$2,099
Buildings	24,703	24,703
Computer and test equipment	109,606	103,454
Office furniture and equipment	9,452	8,750
Leasehold and building improvements	13,513	12,823
	159,373	151,829
Accumulated depreciation and amortization	(96,151)	(83,275)
	$63,222	$68,554

Depreciation expense was approximately $19.1 million, $17.1 million and $10.4 million for 2001, 2000 and fiscal period 1999, respectively.

NOTE 4.  ACQUISITION OF VANTIS

On June 15, 1999, we paid approximately $500.1 million in cash to AMD for all of the outstanding capital stock of Vantis Corporation.  Additionally, we paid approximately $10.8 million in direct acquisition costs, accrued an additional $5.4 million of pre-acquisition contingencies, accrued $8.3 million in exit costs and assumed certain liabilities of $34.5 million related to the Vantis business.  This purchase was financed using a combination of cash reserves and a credit facility bearing interest at adjustable rates (see note 8).  In addition, we exchanged Lattice stock options for all of the options outstanding under the former Vantis employee stock plans with a calculated Black-Scholes value of approximately $24.0 million.  The total purchase price of Vantis was $583.1 million.  The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed based on an independent appraisal and management estimates.  The total purchase price was allocated as follows:

(in millions)
Current technology	$210.3
Excess of purchase price over net assets assumed	158.8
In-process research and development	89.0
Fair value of other tangible net assets	61.3
Assembled workforce, customer list, patents and trademarks	53.5
Fair value of property, plant and equipment	10.2
Total	$583.1

Accrued exit costs recorded at June 15, 1999 in conjunction with the acquisition aggregated approximately $8.3 million.  We recorded $4.2 million in accrued costs related to Vantis office closures, primarily for the planned closure of the main Vantis facilities in Sunnyvale, California.  These closures were consummated in accordance with plans in June 2000.  We also recorded $2.5 million related to separation benefits for Vantis employees.  Payments of approximately $1.4 million were made to Vantis employees who terminated for merger related reasons and have been charged to this accrued liability.  If these employees had not terminated, substantially all of the related costs would have been charged to selling, general and administrative expenses.  We reversed the remaining portion of this accrued liability during the June 2000 quarter, with an offsetting credit to Intangible Assets (Goodwill).  Additionally, we recorded and incurred $1.6 million in other exit costs primarily relating to the termination of Vantis distributors and independent sales representative firms.  Approximately $1.2 million of such costs had been charged to this accrued liability as of December 31, 2000.  These accruals are based upon our current estimates and are in accordance with Emerging Issues Task Force (“EITF”) No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.”  There are no significant remaining exit cost liabilities at December 31, 2001.

In-Process Research and Development (“IPR&D”).  The value assigned to IPR&D was determined by identifying individual research projects for which technological feasibility had not been established.  These included semiconductor projects with a value after application of the SEC’s IPR&D valuation methodology of $77.2 million and a process technology project with a value of $11.8 million.  The value of each project was determined by estimating the expected cash flows from the projects once commercially viable, applying a factor based on the stage of completion of each project so as to include only those cash flows that relate to development efforts prior to the acquisition date, and discounting the resulting net cash flows back to their present value.  The percentage of completion for each project was determined using proportionate cost incurred and technical milestones achieved to date.  The percentage of completion varied by individual project ranging from 50% to 69% for semiconductors on June 15, 1999.  The process technology project was estimated to be 90% complete on June 15, 1999.  Since June 15, 1999, there have been no significant changes in the assumptions underlying these valuations.

The semiconductor projects were related to new PLD products (requiring new architectures and process technologies) and had the attendant risks associated with development of advanced semiconductor circuit designs such as achievement of speed, power, density, reliability and cost goals.  All of the semiconductor projects had remaining risks related to achievement of these design goals and effective software integration.  In addition, certain projects had basic circuit design and layout activities, which had not been completed as of June 15, 1999.  These semiconductor projects were released to market beginning in the first half of 2000 and continuing through 2001.  Estimated costs to complete all in-process semiconductor projects at June 15, 1999 totaled $19.0 million and ranged from $0.2 million to $16.5 million.

The process technology project was related to the development of a new advanced manufacturing process to reduce transistor size, improve speed and lower power consumption.  Through June 15, 1999, transistor design, lithography and metalization process development, process integration and certain transistor size reduction plans had been achieved.  Development of packaging integration technology, achievement of manufacturability yield objectives, satisfaction of reliability standards and qualification testing had not been accomplished at June 15, 1999.  The process was qualified for initial production in the first quarter of 2000 with approximately $450,000 of costs incurred after June 15, 1999 out of a total of $4 million of estimated costs.  This process technology is expected to remain in production through 2004.

The estimated costs to develop the in-process research and development into commercially viable products at June 15, 1999 were approximately $19.4 million in aggregate—$4.7 million in 1999 subsequent to our acquisition, $10.0 million in 2000, and $4.7 million in 2001.

Useful Lives of Intangible Assets.  The estimated weighted average useful life of the intangible assets for current technology, assembled workforce, customer lists, trademarks, patents and residual goodwill, created as a result of the acquisition, is approximately five years (see note 1—New Accounting Pronouncements).

Pro forma Results.  The following pro forma results of operations information is provided for illustrative purposes only and do not purport to be indicative of the consolidated results of operations for future periods or that actually would have been realized had Lattice and Vantis been a consolidated entity during the periods presented.  These pro forma results do not include the effect of non-recurring purchase accounting adjustments.  The pro forma results combine the results of operations as if Vantis had been acquired as of the beginning of the periods presented.  The results include the impact of certain adjustments such as goodwill amortization, estimated changes in interest income (expense) related to cash outlays and borrowings associated with the transaction (see note 8) and income tax benefits related to the aforementioned adjustments.  Additionally, the in-process research and development charge of $89.0 million discussed above has been excluded from the periods presented due to its non-recurring nature:

Pro forma Results (Unaudited) Nine Months Ended December 31,1999
(in thousands, except per-share amounts)
Revenue	$314,394
Income before extraordinary item	$2,017
Net income	$352
Basic net income per share	$0.00
Diluted net income per share	$0.00

NOTE 5.  FOUNDRY INVESTMENTS, ADVANCES AND OTHER ASSETS

	December 31,
	2001	2000
	(in thousands)
Foundry investments and other assets	$124,870	$153,665
Wafer supply advances	37,548	35,742
	$162,418	$189,407

In 1995, we entered into a series of agreements with United Microelectronics Corporation (“UMC”), a public Taiwanese company, pursuant to which we agreed to join UMC and several other companies to form a separate Taiwanese corporation, (“UICC”), for the purpose of building and operating an advanced semiconductor manufacturing facility in Taiwan, Republic of China.  Under the terms of the agreements, we invested approximately $49.7 million for an approximate 10% equity interest in the corporation and the right to receive a percentage of the facility’s wafer production at market prices.

In 1996, we entered into an agreement with Utek Corporation (“Utek”), a public Taiwanese company in the wafer foundry business that became affiliated with the UMC group in 1998, pursuant to which we agreed to make a series of equity investments in Utek under specific terms.  In exchange for these investments, we received the right to purchase a percentage of Utek’s wafer production.  Under this agreement, we invested approximately $17.5 million.

On January 3, 2000, UICC and Utek merged into UMC.  As a result, during the first quarter of 2000, we recognized a $150.0 million gain ($92.1 million after-tax) in income representing the equity market appreciation of our foundry investment in UICC and Utek.  During 2000, we subsequently recorded unrealized gains and losses related to this investment due to changes in the market value of our unrestricted UMC shares, to equity as Accumulated Other Comprehensive Loss.  These unrealized losses in 2000 totaled $77.9 million ($47.9 million net of tax).

During the quarter ended September 30, 2001, we recorded a $152.8 million charge to our Consolidated Statement of Operations ($94.9 million net of tax) representing what we believe to be an other than temporary decline in the market value of this investment since the recording of the $150.0 million gain in the first quarter of 2000.  The charge includes the $77.9 million in unrealized losses ($47.9 million after tax) previously reflected in Accumulated Other Comprehensive Loss.  During the quarter ended December 31, 2001, we recorded a $37.4 million unrealized gain ($24.1 million net of tax), representing the appreciation of the unrestricted UMC shares during the quarter, as Accumulated Other Comprehensive Income.

We currently own approximately 84 million shares of UMC common stock.  Restrictions by UMC and the Taiwan government apply to approximately 28% of these shares.  If we liquidate our UMC shares, it is likely that the amount of any future realized gain or loss will be different from the accounting gain or loss reported in prior periods.

In March 1997, and as subsequently amended in January 2002, we entered into an advance payment production agreement with Seiko Epson and Epson Electronics America, Inc. (“EEA”) under which we agreed to advance approximately $69 million, payable upon completion of specific milestones, to Seiko Epson to finance construction of an eight-inch sub-micron semiconductor wafer manufacturing facility.  Under the terms of the agreement, the advance is to be repaid with semiconductor wafers over a multi-year period.  No interest income is recorded.  The agreement calls for wafers to be supplied by Seiko Epson through EEA pursuant to purchase agreements with EEA.  Payments of approximately $51.2 million have been made under this agreement.  Approximately $3.4 million of these advances are expected to be repaid with semiconductor wafers during fiscal year 2002 and are thus reflected as part of “Prepaid expenses and other current assets” in our accompanying Consolidated Balance Sheet.

NOTE 6.  LEASE OBLIGATIONS

Certain of our facilities and equipment are leased under operating leases, which expire at various times through 2008.  Rental expense under the operating leases was approximately $5,078,000, $5,469,000 and $2,822,000 for 2001, 2000 and fiscal period 1999, respectively.  Future minimum lease commitments at December 31, 2001 are as follows:

Fiscal year	(in thousands)
2002	$7,418
2003	6,903
2004	6,509
2005	5,903
2006	4,628
Later years	8,111
$39,472

Included in these amounts are certain properties which are currently subleased.  A portion of this sublease income is payable to the property owner.  Future minimum sublease receipts based on agreements in place at December 31, 2001, net of such payments are as follows:

Fiscal year	(in thousands)
2002	$2,623
2003	2,473
2004	2,555
2005	2,622
2006	886
$11,159

NOTE 7.  INCOME TAXES

The components of the (benefit) provision for income taxes for 2001, 2000, and fiscal period 1999 are presented in the following table:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Nine Months Ended December 31, 1999
	(in thousands)
Current:
Federal	$(7,018)	$68,791	$24,721
State	(2,087)	8,414	1,706
	(9,105)	77,205	26,427
Deferred:
Federal	(47,482)	14,925	(50,967)
State	(7,860)	2,054	(3,449)
	(55,342)	16,979	(54,416)
	$(64,447)	$94,184	$(27,989)

Foreign income taxes were not significant for the fiscal periods presented.

The (benefit) provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

	Year Ended December 31, 2001	Year Ended December 31, 2000	Nine Months Ended December 31, 1999
	(in thousands)
Computed income tax (benefit) expense at the statutory rate	$(60,886)	$91,725	$(26,064)
Adjustments for tax effects of:
State taxes, net	(6,466)	6,805	(1,133)
Research and development credits	(1,175)	(808)	(400)
Nontaxable investment items	4,177	(3,976)	(1,113)
Other	(97)	438	721
	$(64,447)	$94,184	$(27,989)

The components of our net deferred tax assets are as follow:

	December 31,
	2001	2000
	(in thousands)
Current deferred tax assets:
Deferred income	$5,929	$22,110
Expenses and allowances not currently deductible	25,662	26,983
	$31,591	$49,093

	December 31,
	2001	2000
	(in thousands)
Non-current deferred tax assets:
Intangible asset charges not currently deductible	$70,011	$56,708
Expenses and allowances not currently deductible	5,576	3,920
Other	3,333	1,910
Total deferred tax assets	78,920	62,538
Non-current deferred tax liabilities:
Tax effect on net unrealized gain on market value of foundry investments	(13,330)	(27,904)
Net non-current deferred tax assets	$65,590	$34,634

In conjunction with the $150.0 million pre-tax gain on our foundry investments as discussed in note 5, we recorded a deferred tax liability of approximately $57.9 million.  This deferred tax liability has been adjusted for subsequent recorded gains and losses related to these investments.  The remaining deferred tax liability related to our foundry investments, aggregating approximately $13.3 million, is netted against non-current deferred tax assets as summarized above.

Prior to fiscal period 1999, we recorded valuation allowances to reduce deferred tax assets which could only be realized by earning taxable income in distant future years.  We established the valuation allowances because we could not determine if it was more likely than not that such income would be earned.  Management now believes that it is more likely than not that such taxable income will be earned, and therefore, no valuation allowance has been provided.  The effect of this change in estimate was recorded in the first quarter of fiscal period 1999, and is included in the deferred tax benefit of $54.4 million for fiscal period 1999.

NOTE 8.  LONG-TERM DEBT

On October 28, 1999, we issued $260 million in 4 ¾% convertible subordinated notes due on November 1, 2006.  These notes pay interest semi-annually on May 1 and November 1.  Holders of these notes may convert them into shares of our common stock at any time on or before November 1, 2006, at a conversion price of $20.72 per share, subject to adjustment in certain events.  Beginning on November 6, 2002 and ending on October 31, 2003, we may redeem the notes in whole or in part at a redemption price of 102.71% of the principal amount.  In the subsequent three twelve-month periods, the redemption price declines to 102.04%, 101.36% and 100.68% of principal, respectively.  The notes are subordinated in right of payment to all of our senior indebtedness, and are subordinated by operation of law to all liabilities of our subsidiaries.  At December 31, 2001, we had no senior indebtedness and our subsidiaries had $2.5 million of debt and other liabilities outstanding.  Issuance costs relative to the convertible subordinated notes are included in Other Assets and aggregated approximately $6.9 million and are being amortized to expense over the lives of the notes.  Accumulated amortization of these issuance costs amounted to approximately $3.6 million at December 31, 2001.  The estimated fair value of the convertible subordinated notes, based on quoted market prices, was approximately $315.9 million and $285.7 million at December 31, 2001 and December 31, 2000, respectively.

On June 15, 1999, we entered into a credit agreement with a group of lenders and ABN AMRO Bank N.V. as administrative agent for the lender group.  The credit agreement consisted of two credit facilities: a $60 million unsecured revolving credit facility (“Revolver”), and a $220 million unsecured reducing term loan (“Term Loan”), both expiring and due on June 30, 2002.  On June 15, 1999, we borrowed $220 million under the Term Loan and approximately $33 million under the Revolver.  The $33 million Revolver was repaid in full during the third calendar quarter of 1999.

In conjunction with the issuance of the convertible subordinated notes, we repaid the $220 million Term Loan in full during the fourth calendar quarter of 1999.  Remaining unamortized loan fees at the time of repayment, aggregating approximately $2.6 million ($1.665 million net of income taxes or a charge of $0.02 for basic and diluted earnings per share), were written off and are reflected in the accompanying Consolidated Statement of Operations as an Extraordinary Item, Net of Income Taxes.

NOTE 9.  STOCKHOLDERS’ EQUITY

Common Stock.  In December 2000, our Board of Directors authorized management to repurchase up to five million shares of our common stock.  As of December 31, 2001, we had repurchased 1,136,000 shares (596,000 in 2001) at an aggregate cost of approximately $20.0 million ($10.6 million in 2001).

Stock Warrants.  As of December 31, 2001, we have issued warrants to purchase 2,922,531 shares of common stock to a vendor.  Of this amount, 2,532,768 warrants were issued and 1,856,500 exercised prior to fiscal period 1999.  During fiscal period 1999, a warrant was issued to purchase 220,200 shares of common stock, earned ratably from March 1999 to February 2000.  Additionally, the vendor exercised warrants for 269,716 shares at $8.50 per share.  During 2000, a warrant was issued to purchase 74,000 shares of common stock, earned ratably from March 2000 to February 2001.  During 2001, a warrant was issued to purchase 95,563 shares of common stock, earned ratably from March 2001 to February 2002.  Expense recorded in conjunction with the vesting of warrants by this vendor was not material.

Stock Option Plans.  As of December 31, 2001, we had reserved 9,000,000 and 17,200,000 shares of common stock for issuance to officers and key employees under our 2001 Stock Option Plan and 1996 Stock Option Plan, respectively.  The 2001 Plan options are granted at fair value at the date of grant, generally vest over four years in increments as determined by the Board of Directors and have terms up to ten years.  The 1996 Plan options are typically granted at fair value at the date of grant, generally vest over four years in increments as determined by the Board of Directors and have terms up to ten years.

In conjunction with the acquisition of I2P on March 16, 2001, we exchanged 223,276 Lattice stock options for all of the options outstanding under the I2P stock option plans.  These options generally vest over four years and have terms of 10 years.  Additionally, on June 16, 1999, we exchanged 4,720,544 Lattice stock options for all of the options outstanding under the former Vantis stock option plans.  These options generally vest over four years and have terms of ten years.

The 2001 Directors’ Stock Option Plan, which replaced the 1993 Directors’ Stock Option Plan, provides for the issuance of stock options to members of our Board of Directors who are not employees of Lattice; 1,000,000 shares of our Common Stock are reserved for issuance thereunder.  These options are granted at fair value at the date of grant and become exercisable quarterly over a one year period beginning three years after the date of grant and expire ten years from the date of grant.

The following table summarizes our stock option activity and related information for the past three fiscal periods:

	Year Ended December 31, 2001		Year Ended December 31, 2000		Nine Months Ended December 31, 1999
	Number of Shares Under Option	Weighted- Average Exercise Price	Number of Shares Under Option	Weighted- Average Exercise Price	Number of Shares Under Option	Weighted Average Exercise Price
	(number of shares in thousands)
Options outstanding at beginning of fiscal period	17,008	$14.95	16,444	$9.80	11,748	$7.86
Options granted	5,713	22.16	5,170	27.31	7,704	12.04
Options canceled	(399)	17.81	(1,306)	13.22	(1,072)	9.94
Options exercised	(2,247)	8.15	(3,300)	9.32	(1,936)	6.87
Options outstanding at end of fiscal period	20,075	$17.71	17,008	$14.95	16,444	$9.80

The following table summarizes information about stock options outstanding at December 31, 2001:

		Options Outstanding			Options Exercisable
Range of Exercise Prices		Number of Shares	Weighted- Average Remaining Contract Life (in Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
		(number of shares in thousands)
$1.88 —	$7.88	4,701	0.78	$7.75	3,468	$7.79
$7.89 —	$13.32	2,800	1.42	10.44	1,795	10.16
$13.33 —	$21.38	3,925	2.41	15.99	1,370	15.33
$21.39 —	$24.91	3,914	3.57	24.86	222	24.83
$24.92 —	$32.25	4,735	2.52	27.40	1,566	27.62
		20,075	2.14	$17.71	8,421	$13.66

Stock Purchase Plan.  Our employee stock purchase plan, most recently approved by the stockholders in August 1997, permits eligible employees to purchase shares of common stock through payroll deductions, not to exceed 10% of the employee’s compensation.  The purchase price of the shares is the lower of 85% of the fair market value of the stock at the beginning of each six-month period or 85% of the fair market value at the end of such period, but in no event less than the book value per share at the mid-point of each offering period.  Amounts accumulated through payroll deductions during the offering period are used to purchase shares on the last day of the offering period.  Of the 2,800,000 shares authorized to be issued under the plan, 203,049, 200,072, and 78,580 shares were issued during 2001, 2000 and fiscal period 1999, respectively, and 353,719 shares were available for issuance at December 31, 2001.

Pro forma Disclosures.  We account for our stock options and employee stock purchase plan in conformity with APB 25 and have adopted the additional pro forma disclosure provisions of SFAS 123.  The fair value, as defined by SFAS 123, for stock options and employee stock plan purchase rights was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Grants for Periods Ended
	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 1999
Stock options:
Expected volatility	56.1%	53.9%	41.4%
Risk-free interest rate	3.9%	6.3%	5.9%
Expected life from vesting date	1.9 years	1.8 years	1.6 years
Dividend yield	0%	0%	0%
Stock purchase rights:
Expected volatility	53.3%	46.6%	52.8%
Risk-free interest rate	4.65%	6.3%	5.3%
Expected life	6 months	6 months	6 months
Dividend yield	0%	0%	0%

The Black-Scholes option pricing model was developed for use in estimating the fair value of freely tradable, fully transferable options without vesting restrictions.  Our stock options have characteristics which differ significantly from those of freely tradable, fully transferable options.  The Black-Scholes option pricing model also requires highly subjective assumptions, including expected stock price volatility and expected stock option term which greatly affect the calculated fair value of an option.  Our actual stock price volatility and option term may be materially different from the assumptions used herein.

The resultant grant date weighted-average fair values calculated using the Black-Scholes option pricing model and the noted assumptions for stock options granted was $10.29, $13.13 and $5.71, and for stock purchase rights $5.92, $7.79 and $3.87, for 2001, 2000, and fiscal period 1999, respectively.  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

Our pro forma information is as follows:

(In Thousands, Except Per Share Data)	Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2000	Nine Months Ended Dec. 31, 1999
Pro forma net (loss) income	$(132,133)	$147,884	$(56,337)
Pro forma basic (loss) earnings per share	$(1.22)	$1.46	$(0.59)
Pro forma diluted (loss) earnings per share	$(1.22)	$1.31	$(0.59)

Because the SFAS 123 pro forma disclosure applies only to options granted subsequent to April 1, 1995, its pro forma effect was not fully reflected until 2000.

NOTE 10.  EMPLOYEE BENEFIT PLANS

Profit Sharing Plan.  We initiated a profit sharing plan effective April 1, 1990.  Under the provisions of this plan, as approved by the Board of Directors, a percentage of our operating income, as defined and calculated at the end of March and September for the prior six-month period, is paid to qualified employees.  In 2001, 2000, and fiscal period 1999, approximately $2.1 million, $6.7 million, and $2.6 million, respectively, was charged against operations in connection with the plan.

Qualified Investment Plan.  In 1990, we adopted a 401(k) plan, which provides participants with an opportunity to accumulate funds for retirement.  Under the terms of the plan, eligible participants may contribute up to 15% of their eligible earnings to the plan Trust.  The plan allows for us to make discretionary matching contributions.  For the fiscal periods presented, matching contributions of up to 5% of base pay, vesting over four years, were made through the second quarter of 2001.  Expense related to our matching contributions was approximately $1.0 million, $1.8 million and $0.9 million, respectively, for 2001, 2000 and fiscal period 1999.

NOTE 11.  COMMITMENTS AND CONTINGENCIES

We are exposed to certain asserted and unasserted potential claims.  Patent and other proprietary rights infringement claims are common in the semiconductor industry.  There can be no assurance that, with respect to potential claims made against us, that we could obtain a license on terms or under conditions that would not have a material adverse effect on our financial position, cash flows or results of operations.

In connection with our 1999 acquisition of Vantis, we agreed to assume both the claims against Altera and the claims by Altera against AMD in the case captioned Advanced Micro Devices, Inc. V. Altera Corporation (Case No. C-94-20567-RMW) proceeding in the United States District Court for the Northern District of California.  This litigation, which began in 1994, involved multiple claims and counterclaims for patent infringement relating to Vantis and Altera programmable logic devices and both parties were seeking damages and injunctive relief.

On July 23, 2001, we and Altera announced a comprehensive, royalty-free patent cross-license agreement and a multi-year patent peace agreement.  In addition, we and Altera each agreed to dismiss all patent infringement suits against each other without any admission of liability.  No payments were exchanged as part of the settlement.

NOTE 12.  RELATED PARTY

Larry W. Sonsini is a member of our Board of Directors and is presently the Chairman and CEO of Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm that provides us with corporate legal services.  Legal services billed to Lattice aggregated approximately $1,314,000, $373,000, and $1,086,000, respectively, for 2001, 2000 and fiscal period 1999.  Amounts payable to the law firm were not significant at December 31, 2001 or 2000, respectively.

NOTE 13.  SEGMENT AND GEOGRAPHIC INFORMATION

We operate in one industry segment comprising the design, development, manufacture and marketing of high performance programmable logic devices.  Our sales by major geographic area were as follows:

(In Thousands)	Year Ended Dec. 31, 2001	Year Ended Dec. 31, 2000	Nine Months Ended Dec. 31, 2001
United States	$135,832	$245,882	$126,333
Export sales:
Europe	81,177	158,591	70,641
Asia	62,582	120,285	55,003
Other	15,735	43,001	17,722
	159,494	321,877	143,366
	$295,326	$567,759	$269,699

Resale of product through two distributors accounted for approximately 29% and 20%, 23% and 18%, and 20% and 15%, for 2001, 2000, and fiscal period 1999, respectively.  No individual customer accounted for more than 10% of revenue for any of the fiscal periods presented.  More than 90% of our property and equipment is located in the United States.  Other long-lived assets located outside the United States consist primarily of foundry investments and advances (see note 5).

NOTE 14.  ACQUISITION

On December 10, 2001, we announced a definitive agreement to acquire the FPGA business of Agere Systems, Inc. for $250 million in cash.  This acquisition was completed on January 18, 2002 and financed with cash on hand.  The transaction will be accounted for as a purchase.

The acquisition includes a general purpose ORCA® FPGA product portfolio, a field programmable system chip (FPSC) product portfolio and all related software design tools.  In addition, we acquired certain intellectual property cores and patents unique to Agere’s FPGA business and also entered into a cross-license agreement with Agere covering certain FPGA and FPSC patents, intellectual property and technology.  As part of the transaction, we also hired approximately 100 Agere product development, marketing and technical sales employees.

The $250 million purchase price, associated costs and assumed liabilities are tax deductible (over 15 years for substantially all of the sum).  Management, with the assistance of a third party valuation of intangible assets, attributed $65 million to purchased technology, $24 million to in-process research and development costs, and $24 million to a non-compete agreement and to licensed technology.  Value attributed to acquired tangible assets and assumed liabilities is not material to our financial statements.  Goodwill is the difference between a) the sum of the purchase price, associated costs and assumed liabilities, and b) the fair value of acquired assets.  Purchased and licensed (non-goodwill) intangible assets will be amortized over approximately 7 years on a straight line basis except in-process research and development costs which will be charged to operations in the March 2002 quarter.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lattice Semiconductor Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of Lattice Semiconductor Corporation and its subsidiaries (the Company) at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and December 31, 2000, and for the nine months ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

January 30, 2002

SCHEDULE D

LATTICE SEMICONDUCTOR CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN CANADA

This supplement has been prepared to provide employees in Canada with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

The tax treatment as a result of the exchange of an eligible option for a new option is uncertain.  It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of employee stock options; or (iii) two separate transactions (i.e., a tender of eligible options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises.  We believe that the tax authorities would view the transaction as described in (iii), but no definitive guidance has been issued in that regard.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Subject to the potential deferral provisions discussed in the paragraph below, when you exercise your new options you must include the difference between the fair market value of the shares on the date of exercise and the exercise price in your income.  Only one-half of this “gain” is subject to tax; that is, you can permanently exclude one-half of this “gain” from the taxable amount.  You will be subject to tax on the remaining one-half of the gain at your applicable marginal tax rate.

You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada.  In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

You may only defer the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one year.  For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

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If CCRA successfully treats the transaction as a continuation of the existing option (i.e., a tax-neutral exchange described in alternative (i) in the section above), the one-half deduction and the deferral will not be available.  However, proposed legislation may permit the one-half deduction and the deferral for option exchanges after 1998.

You will not be subject to social insurance contributions.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares.  The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees.  In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold.  Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of Lattice which you have acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above.  In order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return.  Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis.  You are strongly advised to consult your tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA.  A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new option.

Your employer is not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the exchange, grant, exercise of new option or the sale of shares.  You will be responsible for paying all applicable taxes.  For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

Securities Information

You are permitted to sell shares acquired upon exercise of the new option through the designated broker appointed by Lattice if any, provided the resale of shares takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

D-2

SCHEDULE E

LATTICE SEMICONDUCTOR CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN CHINA

This supplement has been prepared to provide employees in China with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option and Sale of Shares

Due to legal restrictions in China, you will not be permitted to obtain shares upon exercise of your new options.  Instead, you must use the cashless-sell all method of exercise whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash.

When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date you exercise your option and the exercise price.  In addition, you may also be subject to social insurance contributions on this amount.

Withholding and Reporting

Your employer will be required to withhold and report for income tax and social insurance purposes when you exercise your new option.  You will be responsible for paying any difference between the actual tax liability and the amount withheld.

E-1

SCHEDULE F

LATTICE SEMICONDUCTOR CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN FINLAND

This supplement has been prepared to provide employees in Finland with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will likely be subject to income tax at the normal marginal rates on the difference between the fair market value of the shares on the date of exercise and the exercise price.  In addition, you will be subject to social insurance contributions on the same amount.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares.  The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise.  When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the asset and other costs in connection with the gain; or (2) 20% of the sale proceeds (50% if the shares are held at least ten years).  If the sale proceeds are less than the fair market value of the shares at exercise, you will be entitled to claim a capital loss for this difference.

Wealth Tax

You may be subject to a wealth tax on your new option, if the amount of your wealth exceeds the annual threshold of €185,000.  The option value is calculated as the value of the underlying shares on the last day of the year minus the exercise price.  This amount is multiplied by 70% to determine the amount includable in your wealth calculation.

F-1

Withholding and Reporting

Your employer is required to report and withhold income tax and social insurance contributions at exercise.  You must report the exercise of the new option and the sale of shares on your tax return.  You will be responsible for paying any difference between the actual tax and the amount withheld.

F-2

SCHEDULE G

LATTICE SEMICONDUCTOR CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN FRANCE

This supplement has been prepared to provide employees in France with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of eligible options for new options.

Nature of New Option

Your new options will be non-French qualified, just like your outstanding options.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to income tax and social insurance contributions on the difference between the fair market value of the underlying shares at exercise and the exercise price when you exercise your new option.

Sale of Shares

When you sell your shares acquired at exercise, if any, you will be subject to capital gains tax, which current is charged at the rate of 26% (i.e., 16% income tax, a 7.5% CSG contribution (the general social insurance obligation), a 0.5% CRDS contribution (the contribution for the reimbursement of social insurance debt) and a 2% special tax).  The gain subject to tax will be calculated as the difference between the sale proceeds and the fair market value of the shares at exercise.  These taxes apply only if the aggregate gross proceeds from the sale of shares that you receive during a calendar year period exceed an indexed amount, which is set at €7,650 for 2002.

If the sale proceeds are less than the fair market value of the shares at the date of exercise, you will be permitted to recognize a capital loss in the amount of this difference.  This capital loss can be offset against

G-1

the spread at exercise and the excess against the capital gain of same nature realized during the same year or during the five following year.  This capital loss cannot be offset against other kinds of income.

Withholding and Reporting

Your employer is not required to withhold for income taxes at the time of exercise nor at the time the shares are sold.  Your employer will report the spread at exercise on your pay slip for the month in which the exercise occurs.  Your employer will withhold for social insurance contributions at the time of exercise.  It is your responsibility to report and pay all other applicable taxes.

Exchange Control Information

You may hold shares acquired at exercise, if any, outside France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return.  Furthermore, you must declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds a specified level, currently €7,600.

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SCHEDULE H

LATTICE SEMICONDUCTOR CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN GERMANY

This supplement has been prepared to provide employees in Germany with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.  You also will be subject to social insurance contributions to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €154 per calendar year from the taxable amount because this income results from the purchase of stock in your employer’s parent company.  You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will not be subject to tax when you subsequently sell shares provided you own the shares for at least 12 months, do not own 1% or more of Lattice’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee).  However, for sales after 2002, proposed legislation in Germany may require you to pay tax upon any gain realized from the sale of shares (calculated as the sale proceeds less the fair market value of the underlying shares at exercise), regardless of your ownership of Lattice’s stated capital, of how long the shares are held and of the capacity in which they are held.  The proposed legislation provides for a special flat tax rate of 15% for such capital gains.

H-1

If you are subject to tax upon sale, you will be subject to tax on one-half of the gain as capital gain (less one-half of the sales related expenses).  Furthermore, you will only be subject to tax if your total capital gain exceeds €512 in the relevant tax year.  If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new options.  If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax.  It is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly.  If you use a German bank to carry out the cross-border payment in excess of €12,500 in connection with the purchase or sale of Lattice shares, the bank will make the report.  In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.  Finally, you must also report your holdings in a foreign company (e.g., Lattice) on an annual basis, in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Lattice.

H-2

SCHEDULE I

LATTICE SEMICONDUCTOR CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN HONG KONG

This supplement has been prepared to provide employees in Hong Kong with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.  Mandatory Provident Fund contributions will not likely be due.

Sale of Shares

You will not be subject to tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to withhold salaries tax when you exercise the new option or when you subsequently sell the shares.  However, your employer will report your taxable benefits resulting from the exercise of your option as part of its normal annual return.  It is your responsibility to report and pay all applicable taxes.

Terms of New Option

If the applicable plan is deemed to constitute an occupational retirement scheme for the purposes of the Occupational Retirement Schemes Ordinance (“ORSO”), then all your outstanding options (both outstanding options that were not cancelled in the exchange and the new options) granted under the applicable plan will not provide for accelerated vesting upon termination of employment.

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Securities Information

This document is private and confidential and has been printed in limited numbers and distributed to selected employees of Lattice.  It is for the exclusive use of the person to whom it is addressed and should be returned if such person decides not to participate in the exchange program.

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SCHEDULE J

LATTICE SEMICONDUCTOR CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN ISRAEL

This supplement has been prepared to provide employees in Israel with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will not be subject to tax when you exercise your new options.

Sale of Shares

If you acquire shares at exercise, you will be subject to income tax and social insurance contributions when you subsequently sell the shares.  The taxable amount is the difference between the sale proceeds and the exercise price.

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions when you sell shares.  You will be responsible for reporting and paying any difference between the actual tax liability and the amount withheld.  You may also be required to report any options and/or shares you hold on your annual tax return.

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SCHEDULE K

LATTICE SEMICONDUCTOR CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN ITALY

This supplement has been prepared to provide employees in Italy with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You should not be subject to tax when you exercise the new option because the exercise price will be the higher of: (1) the fair market value at the time of the new grant as defined by the applicable plan; and (2) the Italian Fair Market Value (i.e., the average of the official prices over the month preceding the new grant date) at the time of the new grant.

Sale of Shares

If you acquire shares at exercise, you will be subject to capital gains tax when you subsequently sell the shares.  The taxable amount will likely be the difference between the sale proceeds and the exercise price.  Capital gains are currently taxed at a flat rate of 12.5%.

You may also elect to be taxed under one of two alternative tax regimes.  To be eligible for either of these methods, you must transfer your stock certificates to the custody of a broker authorized by the Italian Ministry of Finance.

Administered Savings Method

Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions.  Under this method, a 12.5% flat withholding tax is levied on the capital gains for each transaction.  Your broker pays the tax from the sale proceeds at the time of the sale of the shares, so that capital gain is not included on your annual tax return.  The advantage of this tax regime is

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that it preserves the anonymity of the owner of the shares.  The tax effect, however, is the same as described above in the Sale of Shares.

Managed Savings Method

Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker.  In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of your entire investment portfolio with the broker, i.e., the difference between the value of your portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment.  Once again, the broker pays the tax at the end of the year from your account and the gain is not included on your individual tax return.  The advantage of this method is that it preserves the anonymity of the owner of the shares.  The disadvantage is that your taxable amount is not equal to capital gains actually realized through the sale of the shares, but rather is based on the increased value of the shares held in your portfolio.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions at the time of the exchange, the grant, the exercise of your option or the subsequent sale of shares.  It is your responsibility to report and pay all applicable taxes resulting from the sale of shares.

Exchange Control Information

Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars.  You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation.  Exchange control reporting is also required if you have any foreign investment (including stock) held outside Italy in excess of €12,500.  The reporting must be done on your individual tax return.

Terms of New Option

The exercise price for the new options will be determined in compliance with the rules for obtaining favorable tax treatment in Italy.  Specifically, the new exercise price will be the higher of (1) the fair market value at the time of the new grant as defined by the applicable plan; and (2) the Italian Fair Market Value (i.e., the average of the official prices over the month preceding the new grant date) at the time of the new grant.  Because the exercise price will be determined under this formula, the exercise price for new options may be higher for employees in Italy than for other employees.

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SCHEDULE L

LATTICE SEMICONDUCTOR CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN JAPAN

This supplement has been prepared to provide employees in Japan with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is possible that you will be subject to income tax as a result of the exchange of an eligible option for a new option, although this result is not certain.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.  This gain likely will be treated as “remuneration income” (although this currently is being debated in Japanese courts) and will be taxed at your marginal tax rate.  Social insurance contributions will not be due on gain at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares.  You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise.  As of January 1, 2003, the tax rate on net capital gains for certain listed shares (including those listed on a foreign stock market) is 20% if they are sold through a securities broker licensed in Japan.  Additional favorable capital gain tax treatment may apply on a temporary basis for shares sold between 2003 and 2007.  This treatment will apply to shares of publicly listed companies (including foreign listed companies) that satisfy certain additional conditions.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions when you exercise your option.  It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the exercise of your option and the sale of shares.

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SCHEDULE M

LATTICE SEMICONDUCTOR CORPORATION
STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN KOREA

This supplement has been prepared to provide employees in the Korea with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, any gain realized on the difference between the fair market value of the shares at exercise and the exercise price will be subject to income tax at the rate applicable to salary income and social insurance contributions.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares.  The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the amount of shares (and any other company shares) sold in that year is less than the exempt amount, which is KRW2,500,000 per asset type.  Any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.

The securities transaction tax will not apply to the disposition of shares acquired pursuant to exercise of your options.

Withholding and Reporting

Your employer is not required to withhold income tax or social insurance contributions when you exercise the new options.  It is your responsibility to file a personal tax return and to report and pay any income tax and social insurance contributions due upon exercise of the options and sale of the shares.

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Exchange Control Information

When you exercise your new option, your remittance of funds must be “confirmed” by a foreign exchange bank in Korea.  This procedure does not require approval of the remittance from the bank.  You must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of grant; (ii) the plan document; (iii) the stock option award letter or agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within six months of the sale.

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SCHEDULE N

LATTICE SEMICONDUCTOR CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN SINGAPORE

This supplement has been prepared to provide employees in Singapore with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You may be subject to tax as a result of the exchange of an eligible option for the right to a new option (provided certain conditions are met) as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release.”  In practice, the IRAS is likely to disregard the “release” of the options and simply tax the new options when you exercise them.  However, this result is not certain.  Therefore, we advise you to consult with your tax advisor.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Assuming you are not taxed when the eligible options are cancelled, when you exercise the new option, you will likely be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “Spread”) unless you are eligible for an exemption or deferral as discussed below.  Please note that the application of these exemption/deferrals are not clear with respect to option exchanges.  Therefore, you should consult your tax advisor regarding whether you will qualify.  You will not likely be subject to Central Provident Fund contributions.

Company Employee Equity-Based Remuneration Scheme (“CEEBR Scheme”)1

You may be able to claim a tax exemption on the first S$2,000 of Spread per year and 25% of the remaining Spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your options.  To take advantage of this tax exemption, the vesting provisions of your options must be as follows:

1 Formerly called the “Company Stock Option Scheme”

(a)           where the exercise price is equal to at least the fair market value of the underlying shares on the date of grant (which will be the case for your new options), the option may not be exercised within one year of the grant of the option; and

(b)           where the exercise price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option.

In addition, the CEEBR Scheme must be offered to at least 50% of the Singapore company’s employees.

You should consult your tax advisor to determine if you qualify for this exemption in whole or in part (i.e., the portion of the new option vesting one year or more after the new grant date).

Qualified Employee Equity-Based Remuneration (“QEEBR Scheme”)2

You may also be able, in certain circumstances, to defer the tax due at exercise under the QEEBR Scheme on the portion of the Spread that was not exempt, if any, from tax under the CEEBR Scheme.  You should consult with a tax advisor to determine if you qualify for this deferral.  If you think that you qualify, you should apply to the to the IRAS for a deferral.  If you qualify for deferral under the QEEBR Scheme, you will accrue interest on the deferred tax as explained below.

To qualify for tax deferral under the QEEBR Scheme, you would have to satisfy the following conditions:

(a)           you are employed in Singapore at the time the option is exercised;

(b)           the option was granted to you by the company for whom you are working at the time of exercise of the option or an associated company of that company;

(c)           the tax payable on the QEEBR gains is not borne by your employer; and

(d)           the minimum vesting periods that are applicable to CEEBR Schemes (discussed above) must be met.

You will not qualify for the QEEBR Scheme if:

(a)           you are an undischarged bankrupt;

(b)           IRAS records show that you are a delinquent taxpayer; or

(c)           the tax deferred under the QEEBR Scheme is less than S$200.

You should consult your tax advisor to determine if you qualify for the QEEBR Scheme in whole or in part (i.e., the portion of the new option vesting one year or more after the new grant date).

2 Formerly called the “Qualified Employee Stock Option Plan Scheme”

If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment (“YOA”) (i.e., the year in which option is exercised and the spread would be subject to tax unless deferred).  You would have to submit to the IRAS the Application Form for Deferment of Tax on Gains from the QEEBR, together with your employer’s certification on the Application Form that the QEEBR is properly qualified and your tax returns.

The maximum deferral period is five years starting from 1 January after the YOA.  Subject to the maximum of five years, an employee can choose to defer the payment of the tax on the QEEBR gains for any period of time.

The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you exercise the option).  The interest rate chargeable will be pegged to the average prime rate of the Big Four Banks offered on 15 April of each year and interest will be computed annually based on said rate using the simple interest method.  The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period.  You may settle the deferred tax earlier in one lump sum.

Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

(a)           in the case of a foreign employee (including a Singapore PR), when you

(i)             terminate your employment in Singapore and leave Singapore;

(ii)            are posted overseas; or

(iii)           leave Singapore for any period exceeding three months;

(b)           when you become bankrupt; and

(c)           when you die (the deferred tax would be recovered from your estate).

Sale of Shares

If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the exchange, grant of new options, exercise of new options or upon sale of shares.  However, if you are not a Singaporean citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you.

Even though your employer is not generally required to withhold taxes, your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year.  This will include the value of the shares which you acquire pursuant to exercise.  Your employer will provide this Form IR8A to you.  It is then your responsibility to report and pay all applicable taxes.

Additional Reporting Requirements

If you are a director, associate director or shadow director of a Singapore affiliate of Lattice, you are subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Lattice or any related companies.  Please contact Lattice to obtain a copy of the notification form.  In addition, you must notify the Singapore affiliate when you sell shares of Lattice or any related company (including when you sell shares acquired under the exchange program).  These notifications must be made within two days of acquiring or disposing of any interest in Lattice or any related company.  In addition, a notification must be made of your interests in Lattice or any related company within two days of becoming a director.

SCHEDULE O

LATTICE SEMICONDUCTOR CORPORATION
STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN SWEDEN

This supplement has been prepared to provide employees in Sweden with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.  Additionally, this amount will also be subject to social insurance contributions.  However, it is your employer’s responsibility to pay the social insurance contributions due on this amount.

Sale of Shares

If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares.  The taxable amount will be the difference between the sale proceeds and the fair market value of shares at exercise.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise your new option.  You will be responsible for reporting to your employer that you have exercised the option and the taxable amount.  You must make this report no later than the month after the exercise.  In addition, when you exercise your option, you must report the spread on your annual statement of earnings for that year.  This should match the amount reported by your employer on your income statement.  It is your responsibility to report and pay any taxes due as a result of the sale of the shares.

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SCHEDULE P

LATTICE SEMICONDUCTOR CORPORATION

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN TAIWAN

This supplement has been prepared to provide employees in Taiwan with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will not be subject to tax or social insurance contributions.

Sale of Shares

If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares.

Withholding and Reporting

Your employer is not required to withhold or report income tax or social insurance contributions at the time of exercise or sale of shares.  It is your responsibility to report any pay all applicable taxes.

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SCHEDULE Q

LATTICE SEMICONDUCTOR CORPORATION
STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN THE UNITED KINGDOM

This supplement has been prepared to provide employees in the United Kingdom with a summary of the tax and certain legal consequences of the proposed option exchange; that is, the cancellation of eligible options to purchase shares of Lattice Semiconductor Corporation (“Lattice”) in exchange for the grant of new options six months and one day later.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.  Please note that tax laws change frequently and occasionally they change on a retroactive basis.  We advise all option holders considering participation in the exchange to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an eligible option for the grant of a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to tax when you exercise your new option.  Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the exercise price (the “Spread”).  Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the Spread and, therefore, for paying the income tax withheld to the UK Inland Revenue on your behalf.  Your employer will inform you of how it intends to recoup the income tax that it pays on your behalf.  If you fail to pay to your employer the income tax due within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due.  This will give rise to a further income tax charge.

You will be liable to pay employees’ national insurance contributions (“NICs”) in relation to the Spread on exercise of your new option.  With effect from 6 April 2003, employees’ NICs are payable up to the maximum earnings limit set for employees’ NICs purposes and, in addition, 1% NICs will apply without limit.  Your employer will be responsible for withholding employees’ NICs and for paying the amount withheld to the UK Inland Revenue on your behalf.

In addition, you must execute a Joint Election Form as a condition to the grant of your new options whereby you agree to be responsible for the employer’s portion of NICs on the Spread at exercise.  For the UK tax year 6 April 2003 to 5 April 2004, the employer’s portion of NICs is scheduled to be charged at a rate of 12.8% on the Spread realized at exercise of your option.  This amount is deductible against your income

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tax liability due with respect to the exercise of your option.  If you do not execute a Joint Election Form with respect to your new options, your option will be cancelled and you will not be permitted to exercise it.

Sale of Shares

When you sell your shares, you will be subject to capital gains tax on the difference between: (1) the sale proceeds; and (2) and the sum of fair market value of the shares at exercise and the amount that was subject to tax at the time of exercise.

Please note that an annual exemption is available to set against total gains, up to a specified limit (£7,700 for the tax year 6 April 2002 to 5 April 2003) and you may also be able to benefit from taper relief to reduce your chargeable gain.  The rate of taper relief is dependant upon the number of years during which shares are held and whether the shares qualify as business assets.

Withholding and Reporting

Your employer is required to withhold and report income tax and NICs (both employee and employer portions) on the Spread at exercise.  If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the deficiency.  In addition, you will be responsible for paying any taxes owed as a result of the sale of the shares.

Additional Reporting Requirements

If you are a director or shadow director of a UK subsidiary of Lattice and the UK subsidiary is not wholly owned by Lattice, you are subject to certain notification requirements under the Companies Act.  Specifically, you must notify the UK subsidiary in writing of your interest in Lattice and the number and class of shares or rights to which the interest relates.  You must also notify the UK subsidiary when you exercise your option or sell shares acquired through exercise or your new options.  This disclosure requirement also applies to any rights or shares acquired by your spouse or child (under the age of 18).

Terms of New Option

Your new options will be non-UK approved options.  For your new options, your employer will pass the cost of employer’s NICs to you and you will be required to sign a Joint Election Form agreeing to this pass-through.  If you do not sign the Joint Election Form, you will not be permitted to exercise your new option.  The eligible options that you currently hold are not subject to the requirement that you pay the employer’s portion of NICs with respect to your eligible options.  Therefore, you will not be liable for employer’s NICs to the extent you retain eligible options and they are subsequently exercised.

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